Exhibit 10.14

EXECUTION COPY

$95,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

CHATHAM LODGING TRUST,

as the REIT,

CHATHAM LODGING, L.P.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BARCLAYS BANK PLC

and

REGIONS CAPITAL MARKETS,

as Joint Lead Arrangers,

REGIONS BANK,

as Syndication Agent,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

UBS SECURITIES LLC,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

BARCLAYS BANK PLC,

as Administrative Agent

Dated as of November 5, 2012

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(continued)

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(continued)

-iii-

(continued)

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(continued)

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(continued)

		Page
10.16	Accounting Changes	138
10.17	Waivers of Jury Trial	139
10.18	Effect of Amendment and Restatement of the Existing Credit Agreement	139

-vi-

ANNEX:

A	Commitments
B	Qualified Managers

SCHEDULES:

1.1A	Real Property
1.1B	Excluded Subsidiaries
1.1C	Franchise Agreements
1.1D	Management Agreements
1.1E	Excluded Pledged Subsidiaries
1.1F	TRS Subsidiaries
4.3(b)	Hotel Licenses
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(g)	Existing Liens

EXHIBITS:

A	Form of Amended and Restated Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Revolving Credit Note
F-2	Form of Swing Line Note
G-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
G-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
G-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
G-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
H	Form of Borrowing Notice
I	Form of New Lender Supplement
J	Form of Commitment Increase Supplement
K	Form of Borrowing Base Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 5, 2012, among CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “REIT”), CHATHAM LODGING, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BARCLAYS BANK PLC, the investment banking division of Barclays Bank PLC, and REGIONS CAPITAL MARKETS, as joint lead arrangers and bookrunners (in such capacity, the “Arrangers”), REGIONS BANK, as syndication agent (in such capacity, the “Syndication Agent”), CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, UBS SECURITIES LLC and U.S. BANK NATIONAL ASSOCIATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the REIT and the Borrower are parties to the Credit Agreement, dated as of October 12, 2010 (as amended by the First Amendment, dated as of November 16, 2010, the Second Amendment, dated as of April 20, 2011, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the REIT, the Borrower, the several banks and other financial institutions or entities parties thereto (the “Existing Lenders”), Barclays Bank PLC, as administrative agent, and others;

WHEREAS, the Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement as more particularly set forth herein;

WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that on the Effective Date, as provided in Section 10.18, the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1 DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Environmental Report”: with respect to any Real Property, an ASTM compliant Environmental Site Assessment that is either (a) a Phase I Environmental Site Assessment with respect to such Real Property stating, among other things, that such Real Property is free from Hazardous Substances in violation of applicable Requirements of Law (other than commercially reasonable amounts) or (b) a Phase II Environmental Site Assessment with respect to such Real Property for which it has been suggested remediation work be performed on such Real Property and, in each case, in form and substance acceptable to the Administrative Agent and including information regarding whether (i) such Real Property contains or is within or near any area designated as a hazardous waste site by any Governmental Authority, (ii) such Real Property contains or has contained any Hazardous Substance under any Requirements of Law pertaining to health or the environment, (iii) such Real Property or any use or activity thereon violates or would reasonably be likely to be subject to any response, remediation, clean-up, or other obligation under any Requirements of Law pertaining to health or the environment including a written report of an environmental assessment of such Real Property or an update of such report, made within six months prior to the date of the request for inclusion in the Borrowing Base (or such earlier date as may be acceptable to the Administrative Agent), by an engineering firm, and of a scope and in form and content satisfactory to the Administrative Agent, complying with the Administrative Agent’s established guidelines, regarding evidence of any Hazardous Substance which has been generated, treated, stored, released, or disposed of on such Real Property in violation of Environmental Laws, and such additional information as may be required by the Administrative Agent, and (iv) any circumstances described in clauses (i), (ii), or (iii) are being remediated or cleaned up or will be remediated or cleaned up and information relating to any financial arrangements relating thereto including insurance policies, escrows, or bond arrangements.

“Acceptable Lease”: a ground lease or air rights lease with respect to a Borrowing Base Property executed by a Loan Party, as lessee, that satisfies each of the conditions set forth below, other than any such condition waived by the Supermajority Lenders in their discretion:

(a) such lease is in full force and effect;

(b) such lease has a remaining lease term of at least 30 years (excluding extension or renewal rights), calculated as of the date such Borrowing Base Property is admitted into the Borrowing Base;

(c) (i) no default has occurred and is continuing and no terminating event has occurred under such lease by any Loan Party thereunder, (ii) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under such lease and (iii) to the Borrower’s and each other Loan Party’s knowledge, there is no default or terminating event under such lease by any lessor thereunder, in each case, which event, default or terminating event has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the applicable Loan Party’s occupancy under such lease or adversely affect the Administrative Agent’s rights under the related Mortgage;

(d) such lease requires (or the lessor thereunder agrees in writing for the benefit of the Administrative Agent) that the lessor thereunder shall give the Administrative Agent (i) a copy of each notice of default or event of default under such lease at the same time as it gives notice of default to the applicable Loan Party, and no such notice of default or event of default shall be deemed effective unless and until a copy thereof shall have been so given to the Administrative Agent and (ii) notice if such lease is terminated by reason of an event of default under such lease;

(e) the Administrative Agent is permitted the opportunity to cure any default by any Loan Party under such lease before any applicable lessor thereunder may terminate such lease;

(f) all rents, additional rents, and other sums due and payable under such lease have been paid in full;

(g) no Loan Party nor the lessor under such lease has commenced any action or given or received any notice for the purpose of terminating such lease;

(h) such lease or a memorandum thereof has been duly recorded and there have not been any amendments or modifications to the terms of such lease since recordation of the lease (or a memoranda thereof), that would cause such lease to fail to satisfy any other clause of this definition;

(i) such lease permits the interest of the applicable Loan Party to be encumbered by the Security Documents or the necessary approval has been obtained in writing from the lessor to permit such encumbrance;

(j) no Loan Party’s interest in such lease is subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the applicable lessor’s related fee interest and the Liens set forth in Sections 7.3(a), 7.3(b) and 7.3(f), and as otherwise set forth in the applicable title insurance policy;

(k) each Loan Party’s interest in such lease is assignable to the Administrative Agent or its designee upon notice to, but without the consent of, the applicable lessor thereunder (or, if any such consent is required, then such consent has been obtained in writing prior to the date hereof);

(l) the Administrative Agent will be recognized by the applicable lessor as a permitted mortgagee of such ground lease or air rights lease, as applicable; and

(m) such lease requires the applicable lessor (or the applicable lessor thereunder otherwise agrees in writing for the benefit of the Administrative Agent), to enter into a new lease with the Administrative Agent or its designee upon termination of such lease for any reason, including rejection or disaffirmation of such lease in a bankruptcy proceeding.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock (other than the Capital Stock of the Unconsolidated Joint Ventures) of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, and (b) any other Property (other than Construction in Process) of any other Person.

“Additional Borrowing Base Properties”: any property acquired after the Effective Date by the Borrower and its Subsidiaries and approved by the Supermajority Lenders in accordance with Section 5.3, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages subject to, with respect to the Material Mortgage Recording Tax Mortgaged Properties, Section 6.18.

“Adjusted Funds From Operations”: for the REIT for any period, as reported for such period in the “Adjusted Funds From Operations” reconciliation section of the REIT’s quarterly financial statements, the sum of (a) net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus (b) depreciation and amortization (excluding amortization of deferred financing costs), plus (c) other non-recurring expenses and acquisition closing costs that reduce such consolidated net income which do not represent a recurring cash item in such period or any future period, in each case, after adjustments for unconsolidated partnerships and joint ventures provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by such person, (ii) any gain or loss which is classified as “extraordinary” in accordance with GAAP, (iii) any capital gains and losses and taxes related to capital gains and losses, (iv) income (or loss) associated with third-party ownership of non-controlling equity interests, and (v) gains or losses on the sale of discontinued operations as detailed in the most-recent financial statements delivered, as applicable.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that, the right to designate a member of a board or manager of a Person will not, by itself, be deemed to constitute “control”.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Agreement”: this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan, the rate per annum determined pursuant to the pricing grid below:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
≤ 0.35 to 1.00	2.00%	1.00%
> 0.35 to 1.00 and ≤ 0.40 to 1.00	2.25%	1.25%
> 0.40 to 1.00 and ≤ 0.50 to 1.00	2.50%	1.50%
> 0.50 to 1.00 and ≤ 0.55 to 1.00	2.75%	1.75%
> 0.55 to 1.00	3.00%	2.00%

Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 0.55 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this pricing grid be deemed to be greater than 0.55 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this pricing grid shall be made for the periods and in the manner contemplated by Section 7.1(a).

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Appraisal”: with respect to any Real Property, an MAI “Full Appraisal Report” prepared in accordance with FIRREA and USPAP, undertaken by an Appraiser, and providing an assessment of the value of such Real Property, subject to any Franchise Agreement, Management Agreement, lease or any other agreement in place, which shall be commissioned by, and in form and substance reasonably satisfactory to, the Administrative Agent at the sole expense of the Borrower; provided that, such Appraisal such include all furniture, fixtures and equipment associated with such Real Property owned by the Group Members.

“Appraiser”: HVS, CB Richard Ellis or such other independent appraisal firm selected by the Administrative Agent.

“Arrangers”: as defined in the preamble hereto.

“Assignee”: as defined in Section 10.6(c).

“Assignor”: as defined in Section 10.6(c).

“ASTM”: the American Society for Testing & Materials.

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.7(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Average Daily Rate”: for any Real Property on any date of determination, total rooms revenue for the twelve full calendar months most recently ended prior to such date, as determined in accordance with the Uniform System of Accounts, divided by the total number of rooms occupied during such period.

“Award”: any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Borrowing Base Property.

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Bank Secrecy Act”: the Bank Secrecy Act, 31 CFR 103, as amended from time to time.

“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) 1.0% per annum plus the Eurodollar Rate (for avoidance of doubt after giving effect to the proviso of the definition thereof) applicable to an Interest Period of one month. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Reuters Screen RTRTSY1 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Reuters Screen RTRTSY1), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month Eurodollar Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7.

“Blocked Account Control Agreements”: as defined in Section 5.1(u).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Common Units”: the Borrower’s “Common Units” as defined in the Borrower LP Agreement.

“Borrower LP Agreement”: the Agreement of Limited Partnership of Chatham Lodging, L.P., a Delaware limited partnership, dated as of April 21, 2010, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Borrower LTIP Units”: the Borrower’s “LTIP Units” outstanding on the date hereof and as defined in the Borrower LP Agreement as in effect on the date hereof.

“Borrowing Base”: at any time, the aggregate Borrowing Base Values for the Borrowing Base Properties, which shall be determined based on the most recent Borrowing Base Certificate delivered pursuant to Section 5.2(c), 5.3 or 5.4 or Section 6.12; provided that, the Borrowing Base shall be reduced by the following amounts, without duplication:

(a) an amount equal to the aggregate Borrowing Base Value for the Restricted Borrowing Base Properties in excess of 10% of the aggregate Borrowing Base Value for all the Borrowing Base Properties;

(b) with respect to any non-Restricted Borrowing Base Property, an amount equal to the Borrowing Base Value for such Borrowing Base Property in excess of 25% of the aggregate Borrowing Base Value for all the Borrowing Base Properties;

(c) an amount equal to the aggregate Non-Recorded Borrowing Base Value for the Material Mortgage Recording Tax Mortgaged Properties in excess of 20% of the aggregate Borrowing Base Value for all the Borrowing Base Properties;

(d) an amount equal to the aggregate Borrowing Base Value for the Borrowing Base Properties subject to Acceptable Leases in excess of 20% of the aggregate Borrowing Base Value for all the Borrowing Base Properties; and

(e) the Borrowing Base Value of any Borrowing Base Property (including any Initial Borrowing Base Property) that ceases to be an Eligible Borrowing Base Property until the Borrower has satisfied the conditions set forth in Section 5.3 with respect to such Real Property.

“Borrowing Base Certificate”: a certificate, appropriately completed and substantially in the form of Exhibit K (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five Business Days’ notice) together with all supporting documentation reasonably requested by the Administrative Agent.

“Borrowing Base Group Member”: any Subsidiary of the REIT that is (a) the fee owner or ground or air rights lessee of a Borrowing Base Property, (b) the lessee of a Borrowing Base Property pursuant to an Operating Lease or (c) any direct or indirect parent of any Person described in clause (a) or (b).

“Borrowing Base Properties”: subject to a release of a Borrowing Base Property pursuant to Section 5.4, (a) on the Effective Date, the Initial Borrowing Base Properties and (b) after the Effective Date, the Initial Borrowing Base Properties, together with any Additional Borrowing Base Properties added to the Borrowing Base in accordance with Section 5.3.

“Borrowing Base Value”: with respect to each Borrowing Base Property at any time, the lesser of (i) 55% of the MAI “as-is” appraised value of such Borrowing Base Property set forth in the most recent Appraisal for such Borrowing Base Property and (ii) the Debt Service Coverage Amount for such Borrowing Base Property as at such time; provided that, the Borrowing Base Value for any Restricted Borrowing Base Property shall be determined pursuant to clause (i).

“Borrowing Base Value Mortgage Deficit”: on any date of determination, with respect to any Borrowing Base Property located in a Material Mortgage Recording Tax State for which a Mortgage has been recorded, an amount equal to (a) the Borrowing Base Value for such Property on such date minus (b) the amount of Obligations secured by such Mortgage for which the applicable mortgage recording tax has been paid, as determined by the Administrative Agent in its sole discretion. For the avoidance of doubt at no time shall the Borrowing Base Value Mortgage Deficit be less than zero.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under the Uniform System of Accounts and reconciled in accordance with GAAP on a balance sheet of such Person; provided that, “Capital Expenditures” shall not include (x) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking or the threat of taking by eminent domain or Condemnation of the assets being replaced, (y) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment but only to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (z) the purchase of plant, property and equipment made within 270 days of the sale of any asset to the extent purchased with the proceeds of such sale.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Uniform System of Accounts and reconciled in accordance with GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization Rate”: 8.25%.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or the Swing Line Lender, as applicable, and the Secured Parties, as collateral for the L/C Obligations, Swing Line Loans or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swing Line Lender, as applicable, benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swing Line Lender, as applicable. The term “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty”: with respect to any Borrowing Base Property, that such Borrowing Base Property is damaged or destroyed, in whole or in part, by fire or other casualty.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the REIT; (b) the board of directors of the REIT shall cease to consist of a majority of Continuing Directors; (c) the Borrower shall cease to own, directly or indirectly, 100% of the equity interests of any Subsidiary Guarantor free and clear of any Liens (other than Liens in favor of Administrative Agent) unless the Borrowing Base Property owned by such Subsidiary Guarantor is removed from the Borrowing Base in accordance with Section 5.4 of this Agreement; or (d) the REIT shall (i) fail to be sole general partner of the Borrower or cease to own all the general partnership interests of the Borrower, (ii) fail to control the management and policies of the Borrower or (iii) fail to own a majority of the Capital Stock of the Borrower.

“Chatham Predecessor”: the real estate activity and holdings of the entities that owned the following properties acquired by the REIT and its Subsidiaries: Homewood Boston Billerica, Homewood Minneapolis Mall of America, Homewood Nashville Brentwood, Homewood Dallas Market Center, Homewood Farmington Connecticut, Homewood Orlando Maitland and Hampton Inn & Suites Houston Medical Center.

“Closing Date”: October 12, 2010.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”: the Amended and Restated Collateral Agreement, dated as of November 5, 2012, between each Subsidiary of the REIT that is a lessee party to an Operating Lease, each Subsidiary of the REIT that is a lessor party to such Operating Lease, and Chatham Houston HAS LLC, as collateral agent for the benefit of such lessor parties, as amended, restated, supplemented or otherwise modified from time to time.

“Comfort Letter”: with respect to any Franchisor for any Borrowing Base Property, a customary comfort letter from such Franchisor to the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Commitment Fee Rate”: on any date of determination, a rate equal to (a) 0.35% per annum, if the Available Revolving Credit Commitments on such date is greater than or equal to 50% of the Total Revolving Credit Commitments, and (b) 0.25% per annum, if the Available Revolving Credit Commitments on such date is less than 50% of the Total Revolving Credit Commitments.

“Commitment Increase Supplement”: as defined in Section 2.23(c).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 412 or 430 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Condemnation”: a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Consolidated EBITDA”: of the Group Members for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Group Members, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges and (g) the Group Members’ pro rata share of Consolidated EBITDA from their Unconsolidated Joint Ventures, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense of the Group Members for such period, (b) provision for cash income taxes made by the Group Members on a consolidated basis in respect of such period, (c) scheduled payments (other than balloon payments) made during such period on account of principal of Indebtedness of the Group Members, (d) all preferred dividends accrued or paid during such period and (e) the Group Members’ pro rata share of all expenses, taxes, payments and dividends referred to in the preceding clauses (a) to (d) from their Unconsolidated Joint Ventures.

“Consolidated Floating Rate Debt”: Consolidated Total Debt bearing interest based on an index that floats, or otherwise changes from time to time (excluding the Loans and any other such Indebtedness subject to a fixed rate interest rate hedge, cap or collar).

“Consolidated Interest Expense”: of the Group Members for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Group Members for such period with respect to all outstanding Indebtedness of the Group Members (including, without limitation, all commissions, discounts and other fees and charges owed by the Group Members with respect to letters of credit and bankers’ acceptance financing and net costs of the Group Members under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP).

“Consolidated Leverage Ratio”: on any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Total Asset Value on such date; provided that for purposes of calculating Total Asset Value on any date, the Total Asset Value of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income”: of the Group Members for any period, the consolidated net income (or loss) of the Group Members for such period, determined on a consolidated basis; provided that, in calculating Consolidated Net Income of the Group Members for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Group Member or is merged into or consolidated with a Group Member, (b) the income (or deficit) of any Person in which any Group Member has an ownership interest, except to the extent that any such income is actually received by such Group Member in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, an amount equal to (i) the aggregate outstanding face amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis in accordance with GAAP and (ii) the Group Members’ pro rata share of Indebtedness of their Unconsolidated Joint Ventures at such date.

“Construction in Process”: any Real Property owned by a Group Member consisting of renovation or expansion of such Real Property in which greater than 35% of the aggregate rooms of such Real Property is unavailable for occupancy due to renovation or expansion. A Real Property will cease being classified as “Construction in Process” upon completion of such renovation or expansion.

“Continuing Directors”: the directors of the REIT on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director of the REIT, if, in each case, such other director’s nomination for election to the board of directors of the REIT is recommended by at least 66 2/3% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the REIT.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or otherwise available debtor relief laws of the United States, of any State or of any other applicable jurisdictions from time to time in effect.

“Debt Service”: with respect to any Borrowing Base Property during any period, scheduled principal and interest payments due with respect to any Indebtedness incurred in connection with such Borrowing Base Property.

“Debt Service Coverage Amount”: with respect to any Borrowing Base Property on any date of determination, (a) the Net Operating Income of such Borrowing Base Property for the period of four fiscal quarters most recently ended for which financial statements are available divided by 1.50, divided by (b) the greater of (x) an interest rate of 7.0% per annum (assuming a 25-year amortization) and (y) the 10-year treasury rate on the last day of such period plus 3.5% (assuming a 25-year amortization).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulted Amount”: as defined in Section 2.16(g).

“Defaulting Lender”: subject to Section 2.24(b), any Lender that:

(a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due,

(b) has notified the Borrower, the Administrative Agent or any Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, any Issuing Lender, the Swing Line Lender and each Lender.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disclosable Event”: as defined in Section 6.19.

“Disposition”: with respect to any Property, any sale, lease (other than an Operating Lease), sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be no later than November 5, 2012.

“Eligible Account”: a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Borrowing Base Property”: any Real Property that satisfies each of the following conditions at all times:

(a) such Real Property is a hotel property located in the continental United States,

(b) such Real Property is wholly-owned by the Borrower or a Subsidiary Guarantor in fee simple or subject to a ground lease or air rights lease pursuant to an Acceptable Lease,

(c) such Real Property has an average Occupancy Rate greater than 60%,

(d) such Real Property has RevPAR greater than $60,

(e) such Real Property (other than, prior to the Mortgage Recordation Trigger Date, any Material Mortgage Recording Tax Mortgaged Property) is subject to a duly perfected, first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Mortgage,

(f) with respect to any Material Mortgage Recording Tax Mortgaged Property or any Borrowing Base Property located in a Material Mortgage Recording Tax State which has a Borrowing Base Value Mortgage Deficit greater than zero, the Administrative Agent shall have received (for delivery to the Escrow Agent to be held pursuant to the Escrow Agreement), a Material Mortgage Recording Tax State Mortgage,

(g) the Group Member owner of such Real Property is a Loan Party and the Capital Stock of each direct and indirect parent of such Group Member (other than the Borrower) is subject to a duly perfected, first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, in compliance with Section 6.9,

(h) the Administrative Agent has received for such Real Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(i) evidence as to whether the applicable Real Property is a Flood Hazard Property satisfying the requirements of Section 5.1(q),

(ii) certificates of insurance or insurance policies satisfying the requirements of Section 6.5, with all premiums fully paid current,

(iii) a title insurance policy satisfying the requirements of Section 5.1(q),

(iv) a recent survey satisfying the requirements of Section 5.1(q),

(v) a true, correct and complete copies of the Management Agreement and Franchise Agreement for such Real Property,

(vi) a Comfort Letter from the Franchisor for such Real Property,

(vii) a true, correct and complete copy of the PIP Plan for such Real Property,

(viii) an Operating Lease and any other agreement relating to such Operating Lease, including without limitation, an owner agreement, if any, for such Real Property,

(ix) if such Real Property is held pursuant to an Acceptable Lease: (A) true, correct, complete and complete copies of such Acceptable Lease and any guarantees thereof and (B) to the extent required by the Administrative Agent in its discretion, (x) recognition agreements and estoppel certificates executed by any lessor under such Acceptable Lease, and (y) with respect to any air rights lease, any recorded reciprocal easement agreement which secures the access and supports easements necessary to support such lease, each in form and content satisfactory to the Administrative Agent,

(x) copies of all Hotel Licenses for such Real Property and, to the extent requested by the Administrative Agent, an assignment of such Hotel Licenses, and

(xi) documentation, certificates and opinions for such Real Property, including without limitation, a Subordination Agreement and a Blocked Account Control Agreement for each deposit and securities account for such Real Property,

(i) with respect to any Material Mortgage Recording Tax Mortgaged Property prior to the Mortgage Recordation Trigger Date, the Administrative Agent has received an amendment to the Escrow Agreement (or, in the case of the initial Material Mortgage Recording Tax Mortgaged Property after the Effective Date, the Escrow Agreement), in form and substance reasonably satisfactory to the Administrative Agent including the Mortgage for such Real Property in escrow subject to release pursuant to Section 6.18, and

(j) such Real Property satisfies any other criteria required by the Administrative Agent, as reasonably determined by the Administrative Agent.

“Eligible Institution”: the Administrative Agent, the Syndication Agent, Morgan Stanley, Wells Fargo Bank, N.A., City National Bank, KeyBank National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for 30 days or less (or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Environmental Claim”: any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action threatened, instituted, or completed pursuant to any applicable Environmental Law against any Group Member or against or with respect to any Real Property or facility.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, agreements or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Environmental Requirement”: as defined in Section 6.8(g).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agent”: Chicago Title Insurance Company, or any successor or assign satisfactory to the Administrative Agent in its sole discretion.

“Escrow Agreement”: an escrow agreement, executed and delivered by the Escrow Agent and a duly authorized officer of each Loan Party party thereto, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Escrow Agent agrees to hold in escrow the Material Mortgage Recording Tax State Mortgages, if any, and to record such Mortgages upon instruction from the Administrative Agent after the occurrence of the Mortgage Recordation Trigger Date.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by lending banks in London interbank deposit market) as of 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by lending banks in London interbank deposit market) (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in the definition of “Change of Control”.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock or assets of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Pledged Subsidiary”: any (i) direct or indirect parent of a Non-Recourse Subsidiary Borrower that is prohibited from having its Capital Stock pledged pursuant to Indebtedness incurred by such Non-Recourse Subsidiary Borrower pursuant to Section 7.2(d), (g), (h) or (i); provided that, the Administrative Agent shall have provided satisfactory evidence of such prohibition and (ii) direct or indirect Subsidiary of a TRS Subsidiary. Schedule 1.1E sets forth each Excluded Pledged Subsidiary as of the Effective Date.

“Excluded Subsidiary”: any (i) TRS Subsidiary or (ii) Subsidiary that is unable to guarantee the Obligations of the Loan Parties under the Loan Documents because it is a party to one or more agreements entered into in connection with Indebtedness listed on Schedule 7.2(d), or incurred pursuant to Section 7.2(g), (h) or (i) that prohibit such Subsidiary from providing a guarantee; provided that, the Administrative Agent shall have been provided satisfactory evidence of such prohibition. Schedule 1.1B sets forth each Excluded Subsidiary as of the Effective Date.

“Existing Mortgages”: the collective reference to each existing mortgage and deed of trust, assignment of leases and rents, fixture filings and security agreements made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties prior to the Effective Date pursuant to the Existing Credit Agreement, in each case, as amended prior to the date hereof, in respect of the Borrowing Base Properties.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCPA”: the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended from time to time.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FIRREA”: Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended from time to time.

“Fitch”: Fitch, Inc. and its successors.

“Flood Hazard Property”: as defined in Section 4.21.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Franchise Agreement”: with respect to the Borrowing Base Properties, each of the Franchise Agreements listed on Schedule 1.1C, and each Franchise Agreement delivered pursuant to Section 5.3, or, if the context requires in any case, a Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Franchisor”: (a) with respect to any Initial Borrowing Base Property, Hampton or a Qualified Franchisor, (b) with respect to any Initial Borrowing Base Property (other than Hampton Inn & Suites Houston Medical Center), Homewood Suites Franchise or a Qualified Franchisor, and (c) with respect to any Additional Borrowing Base Property, a Qualified Franchisor.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Revolving Credit Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Full Replacement Cost”: as defined in Section 6.5(c).

“Fund”: any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“Funds from Operations”: for any Person for any period, the sum of (a) Consolidated Net Income for such period plus (b) depreciation and amortization expense determined in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP; provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by such Person, (ii) any gain or loss which is classified as “extraordinary” in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, or (iii) any capital gains and taxes on capital gains.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, as adopted by the Financial Accounting Standards Board and the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender”: as defined in Section 10.6(g).

“Gross Income from Operations”: with respect to any Borrowing Base Property for any period, without duplication, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by the Loan Parties or Manager for the use, occupancy or enjoyment of such Borrowing Base Property, or any part thereof, or received by the Loan Parties or Manager for the sale of any goods, services or other items sold on or provided from the such Borrowing Base Property in the ordinary course of such Borrowing Base Property’s operation, during such period including without limitation: (a) all income and proceeds received from any Lease, Operating Lease and rental of rooms, exhibit, sales, commercial, meeting, conference or banquet space within such Borrowing Base Property, including net parking revenue, and net income from vending machines, health club fees and service charges; (b) all income and proceeds received from food and beverage operations and from catering services conducted from such Borrowing Base Property even though rendered outside of such Borrowing Base Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of such Borrowing Base Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of such Borrowing Base Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of such Borrowing Base Property’s operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs; but excluding, (i) gross receipts received by lessees, licensees or concessionaires of such Borrowing Base Property; (ii) consideration received at such Borrowing Base Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of the Loan Parties or Manager; (iii) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of such Borrowing Base Property’s operation; (iv) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of such Borrowing Base Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (v) Awards (except to the extent provided in clause (d) above); (vi) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (vii) gratuities collected by employees at such Borrowing Base Property; (viii) the proceeds of any financing; (ix) other income or proceeds resulting other than from the use or occupancy of such Borrowing Base Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from such Borrowing Base Property in the ordinary course of business; and (x) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Group Members”: the REIT and all of its Subsidiaries, including, without limitation, the Borrower.

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the REIT, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the REIT and the Subsidiary Guarantors.

“Hazardous Substances”: any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Hampton”: Hampton Inns Franchise LLC, a Delaware limited liability company.

“Hampton Inn & Suites Houston Medical Center”: that certain 120 room hotel property located in Houston, Texas.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity or currency futures contracts, options to purchase or sell a commodity or currency, or option, warrant or other right with respect to a commodity or currency futures contract or similar arrangements entered into by the Group Members providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Homewood Boston Billerica”: that certain 147 room hotel property located in Billerica, Massachusetts.

“Homewood Dallas Market Center”: that certain 137 room hotel property located in Dallas, Texas.

“Homewood Farmington Connecticut”: that certain 121 room hotel property located in Farmington, Connecticut.

“Homewood Minneapolis Mall of America”: that certain 144 room hotel property located in Bloomington, Minnesota.

“Homewood Nashville Brentwood”: that certain 121 room hotel property located in Brentwood, Tennessee.

“Homewood Orlando Maitland”: that certain 143 room hotel property located in Maitland, Florida.

“Homewood Suites Carlsbad”: that certain 145 room hotel property located in Carlsbad, California.

“Homewood Suites Franchise”: Homewood Suites Franchise LLC, a Delaware limited liability company.

“Homewood Suites Management”: Homewood Suites Management LLC, a Delaware limited liability company.

“Hotel Employees”: as defined in Section 4.12.

“Hotel Licenses”: as defined in Section 4.3(b).

“Improvements”: any Loan Party’s interest in and to all on site and off site improvements to the Borrowing Base Properties, together with all fixtures, Tenant improvements, and appurtenances now or later to be located on the Borrowing Base Properties or in such improvements.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property (excluding any obligations under a contract to purchase Property that has not been consummated) or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of others of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of the fair market value of such property and the aggregate amount of the obligations so secured, and (j) for the purposes of Section 8.1(e) only, all net obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the net amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Initial Borrowing Base Properties”: each of Homewood Boston Billerica, Homewood Minneapolis Mall of America, Homewood Nashville Brentwood, Homewood Dallas Market Center, Homewood Farmington Connecticut, Homewood Suites Carlsbad, Residence Inn Holtsville, Residence Inn White Plains, Homewood Orlando Maitland and Hampton Inn & Suites Houston Medical Center, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Premiums”: as defined in Section 6.5(j).

“Insurance Proceeds”: the proceeds of any insurance to which any Group Member may be entitled to, whether or not actually received, with respect to any Borrowing Base Property.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M. (New York City time) on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.7.

“Island Hospitality Management”: Island Hospitality Management III, Inc., a Florida corporation.

“Issuing Lender”: (a) Barclays Bank PLC or (b) any other Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent.

“Joint Venture”: any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, in which the REIT and its Subsidiaries has a direct or indirect equity or similar interest and which is not a Wholly Owned Subsidiary of the Borrower.

“L/C Commitment”: $10,000,000.

“L/C Exposure”: for any Lender, at any time, its Revolving Credit Percentage of the total L/C Obligations at such time.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lease”: excluding any Operating Lease or Acceptable Lease, each existing or future lease, sublease (to the extent of any Loan Party’s rights thereunder), license, or other agreement under the terms of which any Person has or acquires any right to occupy or use any Real Property of any Loan Party, or any part thereof, or interest therein, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement and (b) each existing or future guaranty of payment or performance thereunder.

“Leaseco Security Documents”: the collective reference to the Collateral Agreement and all other security documents granting a Lien on any Property of any lessee under any Operating Lease to secure the obligations and liabilities of such Person under such Operating Lease, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Lender Payment Amount”: as defined in Section 2.16(g).

“Lenders”: as defined in the preamble hereto.

“Lessee”: Chatham Leaseco I, LLC, a Delaware limited liability company, Chatham Houston HAS Leaseco LLC, a Delaware limited liability company, and any other Loan Party approved by the Administrative Agent in its sole discretion, as applicable.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”: the REIT, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document. For the avoidance of doubt, a Group Member shall not be a Loan Party solely because it is a beneficiary to an Application.

“Lockbox Account”: with respect to any Borrowing Base Property, an Eligible Account held by the Subsidiary of the REIT that is a lessee party to the relevant Operating Lease in trust for the benefit of the Subsidiary of the REIT that is a lessor party to such Operating Lease and established for deposit of all Rents and other receipts from such Borrowing Base Property which Eligible Account shall be subject to a Blocked Account Control Agreement pursuant to Section 6.13(b); provided that, all interests of such Subsidiary that is a lessor party to such Operating Lease in such Blocked Account Control Agreement, together with the related Lockbox Account, shall be assigned to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Guarantee and Collateral Agreement.

“Management Agreement”: with respect to each Borrowing Base Property, unless such Borrowing Base Property is managed by the Loan Party which owns such Borrowing Base Property, the management agreement entered into by and between the Loan Party which owns or leases such Borrowing Base Property and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Borrowing Base Properties, or, if the context requires, a Qualified Manager who is managing the Borrowing Base Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time. Schedule 1.1D sets forth each Management Agreement as of the Effective Date.

“Manager”: (a) with respect to any Initial Borrowing Base Property, Homewood Suites Management, Island Hospitality Management or a Qualified Manager, (b) with respect to any Initial Borrowing Base Property (other than Hampton Inn and Suites Houston Medical Center), Homewood Suites Management or a Qualified Manager, and (c) with respect to any Additional Borrower Base Property, a Qualified Manager.

“Material Adverse Effect”: (a) a material adverse effect on the business, assets, operations or financial condition or prospects of the Loan Parties, taken as a whole, or in the facts and information regarding such entities as represented to date; (b) a Material Property Event with respect to the Borrowing Base Properties, taken as a whole; (c) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (d) a material adverse effect on the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Environmental Amount”: an amount or amounts payable by any of the Group Members or in respect to any Real Property in the aggregate in excess of $5,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Material Mortgage Recording Tax Mortgaged Property”: until the Mortgage Recordation Trigger Date, collectively, the Borrowing Base Properties located in the Material Mortgage Recording Tax States that the Borrower has requested the Administrative Agent to hold in escrow all fully executed Mortgages in connection with such Borrowing Base Properties by the Escrow Agent pursuant to the Escrow Agreement.

“Material Mortgage Recording Tax State Mortgage”: each Mortgage (a) for each of the Material Mortgage Recording Tax Mortgaged Properties in an amount to cover the Borrowing Base Value for such Property and (b) for any Borrowing Base Property located in a Material Mortgage Recording Tax State which has a Borrowing Base Value Mortgage Deficit greater than zero, a Mortgage and related documents reasonably requested by the Administrative Agent, in an amount to cover such Borrowing Base Value Mortgage Deficit for such Property.

“Material Mortgage Recording Tax State”: any of Florida, New York and any other state that has a material mortgage recording tax, as determined by the Supermajority Lenders.

“Material Property Event”: with respect to any Borrowing Base Property, the occurrence of any event or circumstance occurring or arising after the date of this Agreement that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the appraised value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or (d) result in a Material Environmental Amount.

“Material Recording Tax Reserve Amount”: prior to the Mortgage Recordation Trigger Date on any date of determination, the amount estimated by the Administrative Agent in its sole discretion necessary to pay recording taxes, the cost of annual title bring downs and Title Insurance Policies, and other recording costs and expenses (including the fees and expenses of counsel) for all Material Mortgage Recording Tax Mortgaged Properties on such date, which amount may be drawn by the Administrative Agent to pay such expenses pursuant to Section 6.18.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products (virgin or used), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other materials, substances or forces of any kind, whether or not any such material, substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.

“Maximum Facility Availability”: at any date, an amount equal to (a) the lesser of (i) the Total Revolving Credit Commitments on such date and (ii) the Borrowing Base on such date minus (b) the Material Recording Tax Reserve Amount, as such amount may be adjusted by the Administrative Agent pursuant to Section 2.2(b), on such date.

“Money Laundering Control Act”: the Money Laundering Control Act of 1986, as amended from time to time.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Mortgage Amendment”: each of the amendments to, or the amendment and restatements of, any Existing Mortgage executed and delivered by any Loan Party, as the Administrative Agent shall reasonably determine is necessary to maintain the priority of the first mortgage Lien encumbering the relevant Borrowing Base Property.

“Mortgage Financing”: Indebtedness of the type permitted by Section 7.2(h).

“Mortgage Notes Receivable”: any mortgage notes receivable, including interest payments thereunder, issued in favor of any Group Member or any Joint Venture in which a Group Member is a member by any Person (other than a Group Member).

“Mortgage Recordation Trigger Date”: the last day of the fiscal quarter of the Borrower during which either of the following first occurs: (i) the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower exceeds the percentage set forth below opposite such fiscal quarter or (ii) the Consolidated Fixed Charge Coverage Ratio for the immediately preceding four consecutive fiscal quarters ending with any fiscal quarter set forth below is less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Leverage Ratio	Consolidated Fixed Charge Coverage Ratio
September 30, 2012 to December 31, 2014	55%	1.70 to 1.00
March 31, 2015 and thereafter	50%	1.70 to 1.00

“Mortgages”: each of the Existing Mortgages (as modified by the related Mortgage Amendment) and mortgage/deed of trust/deed to secure debt, assignment of leases and rents, fixture filing and security agreements made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Operating Income”: of any Borrowing Base Property for any period, an amount equal to (a) the aggregate Gross Income from Operations of such Borrowing Base Property for such period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Borrowing Base Property during such period (including real estate taxes, but excluding any management fees, franchise fees, debt service charges, income taxes, depreciation, amortization and other noncash expenses), (ii) a management fee that is the greater of (x) 3% of the aggregate Gross Income from Operations of such Borrowing Base Property for such period and (y) the actual management fees incurred during such period, (iii) a franchise fee that is the greater of 3% of the aggregate Gross Income from Operations of such Borrowing Base Property for such period or the actual franchise fees incurred during such period and (iv) a furniture, fixtures and equipment reserve of 4% of the aggregate Gross Income from Operations of such Borrowing Base Property for such period.

“New Revolving Credit Lender”: as defined in Section 2.23(b).

“Non-Consenting Lender”: as defined in Section 2.22(b).

“Non-Excluded Taxes”: as defined in Section 2.18(a).

“Non-Recorded Borrowing Base Value”: at any date of determination, the aggregate Borrowing Base Value of all Material Mortgage Recording Tax Mortgaged Properties on such date plus an amount equal to the aggregate Borrowing Base Value Mortgage Deficit on such date.

“Non-Recourse Indebtedness”: any Indebtedness other than Recourse Indebtedness.

“Non-Recourse Parent Guarantor”: the Borrower and any direct or indirect parent of the Borrower providing a guarantee permitted by Section 7.2(d), 7.2(g), 7.2(h) or 7.2(i).

“Non-Recourse Subsidiary Borrower”: a Subsidiary of the Borrower (other than a Borrowing Base Group Member) whose principal assets are the assets securing Indebtedness incurred in accordance with Section 7.2(d), 7.2(g), 7.2(h) or 7.2(i).

“Non-U.S. Lender”: as defined in Section 2.18(f).

“Non-U.S. Participant”: as defined in Section 2.18(f).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (a) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Occupancy Rate”: for any Real Property on any date of determination, the total rooms occupied for the period of four fiscal quarters most recently ended for which financial statements are available (excluded complimentary rooms) divided by the total number of available rooms during such period.

“OFAC”: Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC List”: the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office Foreign Assets Control.

“Operating Expenses”: with respect to any Borrowing Base Property for any period, the sum of all costs and expenses of operating, maintaining, directing, managing and supervising such Borrowing Base Property (excluding, (a) depreciation and amortization, (b) any Debt Service, (c) any Capital Expenditures in connection with such Borrowing Base Property, or (d) the costs of any other things specified to be done or provided at the Loan Parties’ or the Manager’s sole expense) incurred by the Loan Parties or the Manager pursuant to the applicable Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under the REIT’s system of accounting, including without limitation: (i) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as the Loan Parties or the Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms), Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of such Borrowing Base Property to the appropriate operating departments; (ii) salaries and wages of personnel of such Borrowing Base Property, including costs of payroll taxes and employee benefits; (iii) the cost of all other goods and services obtained by any Loan Party or the Manager in connection with its operation of such Borrowing Base Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (iv) the cost of repairs to and maintenance of such Borrowing Base Property other than of a capital nature; (v) the allocated amount of insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of such Borrowing Base Property (as distinguished from any property damage insurance on such Borrowing Base Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that, the Borrower and the Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks; (vi) all real estate and personal property taxes, assessments, water rates or sewer rents, now hereafter levied or assessed or imposed against such Borrowing Base Property or part thereof and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Loan Parties or the Manager with respect to the operation of such Borrowing Base Property; (vii) the allocated amount of legal fees and fees of any firm of independent certified public accounts designated from time to time by the REIT for services directly related to the operation of such Borrowing Base Property; (viii) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; provided that, if such costs and expenses have not been included in an approved budget, then if such costs exceed $5,000 in any one instance the same shall be subject to approval by the Administrative Agent; (ix) the allocated amount all expenses for advertising such Borrowing Base Property and all expenses of sales promotion and public relations activities; (x) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the REIT’s system; (xi) the cost associated with any retail Leases or Operating Leases; (xii) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to the Manager under the related Management Agreement; (xiii) any franchise fees or other fees and reimbursables paid or payable to the Franchisor under the related Franchise Agreement; and (xiv) all costs and expenses of owning, maintaining, conducting and supervising the operation of such Borrowing Base Property to the extent such costs and expenses are not included above.

“Operating Lease”: with respect to each Borrowing Base Property, the lease agreement entered into by and between the Loan Party which owns such Borrowing Base Property and the applicable Lessee, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Other Charges”: all ground rents, maintenance charges, impositions other than taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Real Property, now or hereafter levied or assessed or imposed against the Real Property or any part thereof.

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, registration of, enforcement of, receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document.

“Ownership Percentage”: with respect to any Person, the percentage of the total outstanding Capital Stock of such Person held directly and indirectly by the REIT and its Subsidiaries.

“Participant”: as defined in Section 10.6(b).

“Participation Amount”: as defined in Section 3.4(b).

“Payment Amount”: as defined in Section 3.5.

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Construction Financing”: Non-Recourse Indebtedness incurred to finance the construction or improvement of Real Estate Under Construction (inclusive of Non-Recourse Indebtedness incurred as part of such construction financing and applied to reimburse costs previously paid to fund the related construction) and that is secured by such Real Estate Under Construction.

“Permitted Investors”: the collective reference to Jeffrey H. Fisher.

“Permitted Limited Recourse Guarantees”: guarantees by any Non-Recourse Parent Guarantor (a) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse financing of real estate and customary non-monetary completion and performance guarantees by any Non-Recourse Parent Guarantor, in each case with respect to Indebtedness permitted by Sections 7.2(h) and 7.2(i), and (b) monetary completion guarantees and payment guarantees in connection with Indebtedness permitted by Section 7.2(f) hereof.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIP Plan”: with respect to each Borrowing Base Property, any property improvement program that may be mandated or otherwise required under the applicable Franchise Agreement for such Property or other applicable licensing agreement.

“PIP Requirements”: collectively, the obligation of the Loan Parties to comply with the PIP Plans.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and (a) in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (b) in which Hotel Employees participate by virtue of their involvement in the operations of any of the Borrowing Base Properties.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Policies”: as defined in Section 6.5(d).

“Preliminary Diligence Materials”: with respect to any Real Property which the Borrower has submitted a written request to be included in as a Borrowing Base Property pursuant to Section 5.3, each of the following documents:

(a) a description of such Real Property, including the age, location and size of such Real Property, the Manager and the Franchisor;

(b) an operating statement with respect to such Real Property for each of the two prior fiscal years and for the current fiscal year through the fiscal quarter most recently ending and for the current fiscal quarter, which shall be audited (to the extent available) or certified by a representative of the Borrower to the best of such representative’s knowledge as being correct and complete in all respects and presents accurately the results of operations of such Property for the periods indicated; provided that, with respect to any period such Real Property was not owned by the Borrower, such information shall only be required to be delivered to the extent reasonably available to the Borrower;

(c) a pro forma operating statement or an operating budget for such Real Property with respect to the current and immediately following fiscal years;

(d) a budget for capital expenditures for the immediately following twelve-month period showing funding sources acceptable to the Administrative Agent, including any PIP Requirements for such Real Property; and

(e) a recent STAR Report for such Real Property.

“Prime Rate”: as defined in the definition of “Base Rate”.

“Principal Financial Officer”: the chief financial officer, any director (or equivalent) or officer from time to time of the REIT with actual knowledge of the financial affairs of the REIT and its Subsidiaries.

“Pro Forma Balance Sheet”: as defined in Section 4.1.

“Prohibited Person”: any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States of America.

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Qualified Franchisor”: with respect to any Borrowing Base Property, a reputable and experienced franchisor (which may be an Affiliate of the Borrower) possessing experience in flagging hotel properties similar in size, scope, use and value as such Borrowing Base Property approved by the Required Lenders.

“Qualified Manager”: with respect to any Borrowing Base Property, any of (x) the management organizations listed on Annex B or (y) a reputable and experienced management organization (which may be an Affiliate of the Borrower) possessing experience in managing properties similar in size, scope, use and value as such Borrowing Base Property approved by the Required Lenders.

“Rating Agency”: each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by the Administrative Agent in its sole discretion.

“Real Estate Under Construction”: Real Property on which construction of material improvements has commenced or shall concurrently commence with the incurrence of Indebtedness financing such construction and is or shall be continuing to be performed, but has not yet been completed (as such completion is evidenced by the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Real Property.

“Real Property”: with respect to any Person, all of the right, title, and interest of such Person in and to land, improvements and fixtures, including ground leases.

“REC”: as defined in Section 6.8(c).

“Recourse Indebtedness”: any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to such lender’s Liens on a particular asset or group of assets (except to the extent the Property on which such lender has a Lien and to which its recourse for non-payment is limited constitutes cash or Cash Equivalents, to which extent such Indebtedness shall be deemed to be Recourse Indebtedness); provided that, personal recourse of any Person for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, failure to maintain insurance, failure to pay taxes, and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate guaranty or indemnification agreements in non-recourse financing of real estate shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness. For the avoidance of doubt, Recourse Indebtedness shall not include the Obligations.

“Refunded Swing Line Loans”: as defined in Section 2.4.

“Refunding Date”: as defined in Section 2.4.

“Register”: as defined in Section 10.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“REIT”: as defined in the preamble hereto.

“REIT Controlled Affiliate”: any Person that directly or indirectly, is controlled by the REIT. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“REIT Permitted Investments”: Investments by the REIT or any Subsidiary of the REIT in the following items at any one time outstanding; provided that, on any date of determination, the aggregate value of such holdings of the REIT and its Subsidiaries shall not exceed the following amounts as a percentage of Total Asset Value on such date:

(i)	Mortgage Notes Receivables	5%
(ii)	Pro rata share of Unconsolidated Joint Ventures	20%
(iii)	Construction in Process	10%
(iv)	Aggregate of (i) to (iii)	30%

“REIT Status”: with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Section 857 et seq. of the Code, including a deduction for dividends paid.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Rents”: with respect to each Borrowing Base Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of the Loan Parties or their agents or employees from any and all sources arising from or attributable to such Borrowing Base Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by the Loan Parties or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Franchise Agreement”: collectively, (a) either (i) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement being replaced, or (ii) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to the Administrative Agent in form and substance and (b) an assignment of franchise agreement substantially in the form then used by the Administrative Agent (or of such other form and substance reasonably acceptable to the Administrative Agent), executed and delivered to the Administrative Agent by the applicable Loan Party and such Qualified Franchisor at the Borrower’s expense.

“Replacement Management Agreement”: collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement being replaced, or (ii) a management agreement with a Qualified Manager, which management agreement shall be in form and substance reasonably acceptable to the Administrative Agent and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by the Administrative Agent (or of such other form and substance reasonably acceptable to the Administrative Agent), executed and delivered to the Administrative Agent by the applicable Loan Party and such Qualified Manager at the Borrower’s expense.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Total Revolving Extensions of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any treaty, federal, state, county, municipal and other governmental statutes, laws, orders, rules, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities or determination of an arbitrator or a court, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, or the construction, use, alteration or operation of any Real Property, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and, with respect to any Real Property, all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Group Members, at any time in force affecting such Real Property or any part thereof.

“Residence Inn Holtsville”: that certain 124 room hotel property located in Holtsville, New York.

“Residence Inn White Plains”: that certain 133 room hotel property located in White Plains, New York.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the REIT, but in any event, with respect to financial matters, the chief financial officer of the REIT.

“Restoration”: the repair and restoration of a Borrowing Base Property after a Casualty or Condemnation as nearly as possible to the condition the Borrowing Base Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by the Administrative Agent.

“Restricted Borrowing Base Property”: any Borrowing Base Property for which the Loan Parties have not furnished to the Administrative Agent financial statements pursuant to Section 6.1, in form and substance satisfactory to the Administrative Agent, demonstrating operating results for such Borrowing Base Property for a period of twelve months or more.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment Increase Notice”: as defined in Section 2.23(a).

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Assumption substantially in the form of Exhibit E pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $95,000,000.

“Revolving Credit Commitment Period”: the period from and including the Effective Date to the Revolving Credit Termination Date.

“Revolving Credit Increase Effective Date”: as defined in Section 2.23(f).

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: as defined in Section 2.1.

“Revolving Credit Note”: as defined in Section 2.5.

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: November 5, 2015, as such date may be extended pursuant to Section 2.6.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“Revolving Offered Increase Amount”: as defined in Section 2.23(a).

“RevPAR”: on any date of determination for any Real Property, an amount equal to (a) the Occupancy Rate for such Real Property for the period of four fiscal quarters most recently ended for which financial statements are available multiplied by (b) Average Daily Rate for such Real Property for such period.

“S&P”: Standard & Poor’s Ratings Services and its successors.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Subordination Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC”: as defined in Section 10.6(g).

“Specially Designated Nationals List”: the Specially Designated Nationals and Blocked Persons List maintained by OFAC and available at http://www.ustreas.gov/offices/ enforcement/ofac/sdn/, or as otherwise published from time to time.

“Specified Hedge Agreement”: any Hedge Agreement entered into by Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“STAR Report”: with respect to any Real Property, a Smith Travel Accommodation Report (STAR) by Smith Travel Research or any other report which reflects market penetration and relevant hotel properties competing with such Real Property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“State”: any state, commonwealth or territory of the United States of America, in which the subject of such reference or any part thereof is located.

“Subordination Agreement”: with respect to each Borrowing Base Property, a Subordination of Management Fees and Non-Disturbance and Attornment Agreement, among the Administrative Agent for the benefit of the Secured Parties, the Loan Party which owns or leases such Borrowing Base Property pursuant to an Acceptable Lease and the Manager, as manager, in form and substance acceptable to the Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Supermajority Lenders”: at any time, the holders of more than 66 2/3% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Survey”: as defined in Section 5.1(q).

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swing Line Exposure”: for any Lender, at any time, its Revolving Credit Percentage of the aggregate amount of all Swing Line Loans outstanding at such time.

“Swing Line Lender”: Barclays Bank PLC, in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”: as defined in Section 2.3.

“Swing Line Note”: as defined in Section 2.5.

“Swing Line Participation Amount”: as defined in Section 2.4.

“Syndication Agent”: as defined in the preamble hereto.

“Tenant”: any Person leasing, subleasing or otherwise occupying any portion of a Borrowing Base Property under a Lease or other occupancy agreement with the Loan Party that is the direct owner of such Borrowing Base Property.

“Third Party Reports”: with respect to any Real Property which the Borrower has submitted a written request to be included in as a Borrowing Base Property pursuant to Section 5.3, each of the following documents prepared for such Real Property:

(a)	an Acceptable Environmental Report;

(b)	a property condition and structural reports;

(c)	seismic reports;

(d)	zoning reports satisfying the requirements of Section 5.1(c); and

(e)	an Appraisal.

“Title Insurance Company”: as defined in Section 5.1(q).

“Title Insurance Policy”: with respect to each Borrowing Base Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to the Administrative Agent (or, if a Borrowing Base Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to the Administrative Agent) issued with respect to each Borrowing Base Property and insuring the Lien of the Mortgage encumbering such Borrowing Base Property.

“Total Asset Value”: as of any date of determination, without duplication, with respect to the Group Members on a consolidated basis, the sum of (a) for Real Property assets owned for four full consecutive fiscal quarters or more as of such date, an amount equal to (x) Consolidated EBITDA for such Real Property assets for the four consecutive fiscal quarters most recently ending on or prior to such date minus the aggregate amount of Consolidated EBITDA attributable to each such Real Property asset acquired, sold or otherwise disposed of during such period, divided by (y) the Capitalization Rate with respect to such Real Property assets, (b) the acquisition cost of each Real Property asset (other than Construction in Process) acquired during the most recent four consecutive fiscal quarters ending on or prior to such date, (c) cost of Construction in Process (including the book value of the related Real Property) plus the cost of improvements, (d) unrestricted cash and Cash Equivalents on the last day of the four consecutive fiscal quarters ending on or prior to such date, (e) the Group Members’ pro rata share of the foregoing items in clauses (a), (b) and (c) attributable to interests in Unconsolidated Joint Ventures and (f) an amount equal to the aggregate book value of accounts receivable, Mortgage Notes Receivable, construction loans, capital improvement loans and other loans not in default owned by the Group Members.

“Total Net Worth”: on any date of determination, (a) Total Asset Value on such date minus (b) Consolidated Total Debt on such date.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transferee”: as defined in Section 10.14.

“TRS Holding”: Chatham TRS Holding, Inc., a Florida corporation.

“TRS Subsidiary”: each Subsidiary listed on Schedule 1.1F and any other Subsidiary of the Borrower that is a “taxable REIT subsidiary” within the meaning of section 856(l) of the Code.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unconsolidated Joint Venture”: with respect to any Group Member, any Joint Venture in which such Group Member has an interest that is not consolidated with such Group Member in accordance with GAAP.

“Uniform System of Accounts”: the most recent edition of the Uniform System of Accounts for the Lodging Industry as published by the American Hotel & Lodging Association Educational Institute, as amended from time to time.

“USPAP”: the Uniform Standards for Professional Appraisal Practice (USPAP).

“USA PATRIOT Act”: the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended from time to time.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the REIT, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under the Uniform System of Accounts and reconciled in accordance with GAAP, as applicable.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2 AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding (i) for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swing Line Loans then outstanding does not exceed the amount of such Lender’s Revolving Credit Commitment and (ii) the Total Revolving Extensions of Credit shall at no time exceed the Maximum Facility Availability at such time. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.2 Procedure for Revolving Credit Borrowing. (a) The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon (New York City time) (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.4. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

(b) Notwithstanding the foregoing, the Borrower hereby authorizes the Administrative Agent to request Revolving Credit Loans on behalf of the Borrower (i) to pay the annual cost of title bring downs required pursuant to Section 6.18(b) and (ii) after the occurrence of the Mortgage Recordation Trigger Date, to the extent necessary or advisable to pay recording taxes and the cost of annual title bring downs and Title Insurance Policies, and other recording costs and expenses to record the Material Mortgage Recording Tax State Mortgages and obtain Title Insurance Policies (including, without limitation, the fees and expenses of counsel incurred in connection therewith) in accordance with Section 6.18(a), which Revolving Credit Loans may be Base Rate Loans. Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in this Section 2.2(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that, the Lenders shall not have any obligation to make Revolving Credit Loans pursuant to this Section 2.2(b) if, after giving effect to such Revolving Credit Loans, the Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments.

2.3 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect), (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero and (iii) the Total Revolving Extensions of Credit shall at no time exceed the Maximum Facility Availability at such time. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swing Line Loans on or before the day that is ten days after the Borrowing Date of such Swing Line Loan.

2.4 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided that, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M. (New York City time) on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M. (New York City time) on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon (New York City time) request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M. (New York City time) one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1 or F-2, respectively (a “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Effective Date or the making of the Loans or issuance of Letters of Credit on the Effective Date.

2.6 Extension of Revolving Credit Termination Date. (a) During the period commencing not more than 120 days prior to, and ending not less than 30 days prior to, the Revolving Credit Termination Date, the Borrower may request a one-year extension of the Revolving Credit Termination Date by delivering to the Administrative Agent a written notice (the “Extension Request”), which the Administrative Agent shall distribute promptly to the Lenders, provided that, (i) the Borrower may not submit more than one Extension Request and (ii) the Revolving Credit Termination Date, as extended, shall not be later than the fourth anniversary of the Effective Date.

(b) The extension of the Revolving Credit Termination Date shall become automatically effective on the date on which the following conditions have been satisfied:

(i) the Administrative Agent shall have received the Extension Request;

(ii) no Default or Event of Default shall have occurred and be continuing either on the date that the Borrower delivers the Extension Request, or on the original Revolving Credit Termination Date immediately prior to or after giving effect to such extension, provided that, the Borrower shall deliver a certificate from a Responsible Officer together with the Extension Request certifying that no Default or Event of Default shall have occurred and be continuing on such date; and

(iii) the Borrower shall have paid to the Administrative Agent, for distribution to each Lender, a one-time fee in an amount equal to 0.25% of the Revolving Credit Commitment of such Lender on such date (or, if the Revolving Credit Commitments have been terminated, the aggregate principal amount of the Revolving Credit Loans then outstanding).

2.7 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof. If there is any change in the Commitment Fee Rate during any quarter, the actual daily amount of the commitment fee shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b) The Borrower agrees to pay to the Syndication Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Syndication Agent.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.8 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Maximum Facility Availability. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.9 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M. (New York City time) three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M. (New York City time) one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.10 Mandatory Prepayments. If at any date the Total Revolving Extensions of Credit exceed the Maximum Facility Availability calculated as of such date, the Borrower shall prepay the Loans and the outstanding Letters of Credit shall be Cash Collateralized within three Business Days of such date in an aggregate amount equal to or greater than such excess so that the Total Revolving Extensions of Credit no longer exceed the Maximum Facility Availability as of such date. Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied, first, to the prepayment of the Loans (without a corresponding reduction of the Revolving Credit Commitments) and, second, to Cash Collateralize the outstanding Letters of Credit.

2.11 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of the Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Revolving Credit Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) At any time an Event of Default has occurred and is continuing, all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.14 Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

(c) If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the REIT, the Borrower, the Administrative Agent or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the REIT and the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in a higher Applicable Margin for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an Event of Default specified in clause (i) or (ii) of 8.1(f) with respect to the Borrower, automatically and without further action by the Administrative Agent, any Lender or Issuing Lender) an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or Issuing Lender, as the case may be, under Section 2.13(c), 3.3(a) or 3.4(b) or under Section 8.1.

2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Revolving Credit Commitments of the Lenders, shall be made pro rata according to the Revolving Credit Percentages of the Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 pm, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 2:00 pm, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent

may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent. Notwithstanding the foregoing, if the Administrative Agent receives any payment (whether voluntarily or involuntarily, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) (the amount of such payment, the “Lender Payment Amount”) for the account of any Lender (whether in such Lender’s capacity as a Revolving Credit Lender or L/C Participant), and at the time of such receipt such Lender, in its capacity as L/C Participant, is in default in any of its obligations pursuant to Section 3.4(a) (the amount of such obligations in default, the “Defaulted Amount”), the Administrative Agent may withhold from the Lender Payment Amount an amount up to the Defaulted Amount, and apply the amount so withheld toward payment to the relevant Issuing Lender of the Defaulted Amount or, if applicable, toward reimbursement of any other Person that has previously reimbursed such Issuing Lender for the Defaulted Amount.

2.17 Requirements of Law. (a) If any Change in Law:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 2.18 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes (however denominated), branch profit taxes, and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); (ii) taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section; (iii) taxes that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such deduction or withholding pursuant to this Section 2.18; or (iv) any U.S. federal withholding Taxes imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Lender or the Administrative Agent, as the case may be, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18(c)) payable or paid by the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure, except to the extent that any such amounts are compensated for by an increased payment under Section 2.18(a). The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Each Lender shall deliver documentation and information to the Borrower and the Administrative Agent, at the times and in form required by applicable law or reasonably requested by the Borrower or the Administrative Agent, sufficient to permit the Borrower or the Administrative Agent to determine whether or not payments made with respect to this Agreement or any other Loan Documents are subject to taxes, and, if applicable, the required rate of withholding or deduction. However, a Lender shall not be required to deliver any documentation or information pursuant to this paragraph that such Lender is not legally able to deliver. A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or expense, and materially prejudice the legal or commercial position of such Lender.

(f) Any Lender (or Transferee) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent Internal Revenue Service Form W-9. Each Lender (or Transferee) that in not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant that would be Non-U.S. Lender if it were a Lender (each, a “Non-U.S. Participant”), to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, Form W-81MY (together with all required supporting documentation), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable, and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Non-U.S. Participant, on or before the date such Non-U.S. Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower (or, in the case of a Non-U.S. Participant, the Lender from which the related participation shall have been purchased) at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) Nothing in this Section 2.18 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

2.19 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(a) or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(a) or 2.20.

2.22 Replacement of Lenders under Certain Circumstances. (a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18 or gives a notice of illegality pursuant to Section 2.20, (ii) is a Defaulting Lender or (iii) is a Non-Consenting Lender with a replacement financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.20, (D) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (E) the Borrower shall be liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (F) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (H) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (I) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment requires the agreement of the Supermajority Lenders, all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

2.23 Increases in Revolving Credit Commitments. (a) At any time after the Effective Date and prior to the date that is twelve months prior to the Revolving Credit Termination Date, so long as no Default or Event of Default has occurred and is continuing, the Borrower may, by notice to the Administrative Agent (a “Revolving Commitment Increase Notice”), which notice shall promptly be copied by the Administrative Agent to each Lender, request an increase in the Total Revolving Credit Commitments in an aggregate principal amount up to $20,000,000 (the “Revolving Offered Increase Amount”); provided that, (x) each such Revolving Offered Increase Amount shall be in a minimum amount of not less than $10,000,000 and (y) at no time shall the Total Revolving Credit Commitments exceed $115,000,000. The Borrower shall (i) first, offer each of the Revolving Credit Lenders the opportunity to provide a pro rata portion of any Revolving Offered Increase Amount pursuant to Section 2.23(c) below, (ii) second, offer each of the Revolving Credit Leaders the opportunity to provide all or a portion of any Revolving Offered Increase Amount not otherwise accepted by the other Revolving Credit Lenders (pursuant to (i) above) pursuant to Section 2.23(c) below and (iii) third, with the consent of the Swing Line Lender and the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to provide all or a portion of such Revolving Offered Increase Amount not accepted by the Revolving Credit Lenders pursuant to Section 2.23(b) below. Each Revolving Commitment Increase Notice shall specify which banks, financial institutions or other entities the Borrower desires to provide such Revolving Offered Increase Amount not accepted by the Revolving Credit Lenders. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify the Revolving Credit Lenders, and, if the Revolving Credit Lenders do not accept the entire Revolving Offered Increase Amount, such banks, financial institutions or other entities.

(b) Any additional bank, financial institution or other entity that the Borrower selects to offer participation in any increased Total Revolving Credit Commitments and that elects to become a party to this Agreement and provide a Revolving Credit Commitment in an amount so offered and accepted by it pursuant to Section 2.23(a) shall execute a New Lender Supplement substantially in the form of Exhibit I, with the Borrower, the Swing Line Lender and the Administrative Agent, whereupon such bank, financial institution or other entity (herein called a “New Revolving Credit Lender”) shall become a Revolving Credit Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that, the Revolving Credit Commitment of any such New Revolving Credit Lender shall be in an amount not less than $5,000,000.

(c) Any Revolving Credit Lender that accepts an offer to it by the Borrower to increase its Revolving Credit Commitment pursuant to Section 2.23(a) shall, in each case, execute a Commitment Increase Supplement substantially in the form of Exhibit J (each, a “Commitment Increase Supplement”), with the Borrower, the Swing Line Lender and the Administrative Agent, whereupon such Revolving Credit Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased.

(d) On any Revolving Credit Increase Effective Date, (i) each bank, financial institution or other entity that is a New Revolving Credit Lender pursuant Section 2.23(b) or any Revolving Credit Lender that has increased its Revolving Credit Commitment pursuant to Section 2.23(c) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Revolving Credit Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Revolving Credit Lenders, each Revolving Credit Lender’s portion of the outstanding Revolving Credit Loans of all the Lenders to equal its Revolving Credit Percentage of such Revolving Credit Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans of all the Revolving Credit Lenders to equal its Revolving Credit Percentage of such outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.19 if the deemed payment occurs other than on the last day of the related Interest Periods.

(e) Notwithstanding anything to the contrary in this Section 2.23, (i) in no event may the Borrower deliver more than two Revolving Commitment Increase Notices, (ii) in no event shall there be more than two Revolving Credit Increase Effective Dates and (iii) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion.

(f) The increase in the Revolving Credit Commitments provided pursuant to this Section 2.23 shall be effective on the date (the “Revolving Credit Increase Effective Date”) the Administrative Agent receives satisfactory legal opinions, board resolutions and other closing documents (including, without limitation, all documentation referred to in Section 5.1(q) necessary to provide additional coverage in an amount equal to the related Revolving Offered Increase Amount) deemed necessary by the Administrative Agent in connection with such increase; provided that, immediately prior to and after giving effect to such increase, (i) no Default or Event of Default shall have occurred and be continuing, (ii) each of the REIT and the Borrower is in pro forma compliance with Section 7.1, such determination of pro forma compliance to be based on the then outstanding principal amount of Loans and (iii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct as of such earlier date and (y) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates. For the avoidance of doubt, no increase in the Revolving Credit Commitments pursuant to this Section 2.23 shall require, as a condition to its effectiveness, the signature of, or any consent or approval from, any Lender that is not obligated to increase its Revolving Credit Commitments pursuant to a Commitment Increase Supplement.

2.24 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the

Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 3.3(a) with respect to Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any fee on account of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 3 LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Total Revolving Extensions of Credit would exceed the Maximum Facility Availability at such time. Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) Notwithstanding the foregoing, any Letters of Credit issued by Barclays Bank PLC in its capacity as the Issuing Lender shall be limited to standby letters of credit.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the face amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of  1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.13(b) and (ii) thereafter, Section 2.13(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8.1(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.4 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.2 (or, if applicable, Section 2.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4 REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the REIT and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the REIT and its consolidated Subsidiaries as at June 30, 2012 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Effective Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at June 30, 2012, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Chatham Predecessor as at December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of Chatham Predecessor as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.

(c) The audited consolidated balance sheets of the REIT as at December 31, 2010 and December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the REIT as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the REIT as at June 30, 2012, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the REIT as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments).

(d) The unaudited operating statements for each Borrowing Base Property for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, copies of which have heretofore been furnished to each Lender, present fairly the operating cash flow of each Borrowing Base Property for the respective fiscal years then ended. The unaudited operating statements for each Borrowing Base Property for the six-month period ended June 30, 2012, copies of which have heretofore been furnished to each Lender, presents fairly the operating cash flow of each Borrowing Base Property for the six-month period ended on such date.

(e) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Group Members do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term Leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2011 to and including the date hereof there has been no Disposition by the REIT and its Subsidiaries of any material part of its business or Property.

4.2 No Change. Since December 31, 2009 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. (a) Each of the Group Members (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right and all requisite governmental licenses, authorizations, consents and approvals to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except in the case of clauses (iii) and (iv) to the extent that the failure to so qualify or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license and hospitality license required for the legal use, occupancy and operation of each Borrowing Base Property as a hotel (collectively, the “Hotel Licenses”), have been obtained and are in full force and effect. Each Group Member is in compliance in all material respects with all Hotel Licenses, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would reasonably likely lead to the revocation or termination of any Hotel License or the imposition of any material restriction thereon. The Hotel Licenses listed on Schedule 4.3(b) constitute all Hotel Licenses of the Group Members. The use being made of each Borrowing Base Property is in conformity with the certificate of occupancy issued for such Borrowing Base Property.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Group Member has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Group Member has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (b) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the REIT or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. None of the Group Members is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. (a) Each of the Group Members has good record and marketable title, and with respect to the Borrowing Base Properties, title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3. Such Liens in the aggregate do not materially and adversely affect the value, operation or use of the applicable Real Property (as currently used) or the Borrower’s ability to repay the Loans. Except to the extent permitted by Section 7.3(b), there are no claims for payment for work, labor or materials affecting any Real Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(b) (i) No Loan Party has received written notice of the assertion of any material valid claim by anyone adverse to any Loan Party’s ownership, or leasehold rights in and to any Borrowing Base Property and (ii) no Person has an option or right of first refusal to purchase all or part of any Borrowing Base Property or any interest therein which has not been waived (except as disclosed in writing and approved by the Required Lenders).

4.9 Intellectual Property. Each of the Group Members owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the REIT or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Group Members does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each of the Group Members has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with the Uniform System of Accounts and reconciled in accordance with GAAP have been provided on the books of the applicable Group Member, as the case may be); and no tax Lien has been filed, and, to the knowledge of the REIT and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes or other labor disputes against any Group Member or involving the operations of the Borrowing Base Properties pending or, to the knowledge of the REIT or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Group Members and to employees of any Manager who are principally involved in the operations of any of the Borrowing Base Properties (the “Hotel Employees”) have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Group Members on account of employee health and welfare insurance, including payments in respect of the Hotel Employees, that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Group Members.

4.13 ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards and benefit limitations of Section 412, 430 or 436 of the Code with respect to any Single Employer Plan (whether or not waived) or the funding standards of Section 431 or 432 of the Code with respect to any Multiemployer Plan has occurred during the period of ownership of any of the Borrowing Base Properties by a Group Member or Affiliate, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or, to the knowledge of Borrower or any Commonly Controlled Entity, Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the REIT at the date hereof. Schedule 4.15 sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Group Member.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member, except as disclosed on Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit shall be used for general corporate purposes, including to refinance existing indebtedness, and funding acquisitions, redevelopment and expansion.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount:

(a) Each of the Group Members and all Real Property and facilities owned, leased, or otherwise operated by them: (i) is, and within the period of all applicable statutes of limitation has been to the knowledge of the Borrower, in compliance with all applicable Environmental Laws; (ii) holds or as applicable is covered by all Environmental Permits (each of which is in full force and effect) required for its current or intended operations; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Permits; and (iv) to the extent within the control of the Borrower and its Subsidiaries: each of such Environmental Permits will be timely renewed and complied with and additional Environmental Permits that may be required will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any Real Property or facilities now or formerly owned, leased or operated by any Group Member, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs to any Group Member, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any Real Property owned or leased by any Group Member.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of any Group Member will be, named as a party that is pending or, to the knowledge of any Group Member, threatened.

(d) No Group Member has received any notice of, or has any knowledge of, any Environmental Claim or any completed, pending, or to the knowledge of any Group Member, proposed or threatened investigation or inquiry concerning the presence or release of any Materials of Environmental Concern at any Real Property or facilities owned, leased, or otherwise operated by them.

(e) None of the Group Members has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern, or with respect to any Real Property or facilities owned, leased, or otherwise operated by them.

(f) None of the Group Members, or as applicable any Real Property or facilities owned, leased, or otherwise operated by them, has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(g) None of the Group Members has expressly assumed or retained, by contract, conduct or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

(h) No Borrowing Base Properties or any other Real Property are subject to any liens imposed pursuant to Environmental Law.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements have been duly completed and delivered to the Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Borrowing Base Properties described therein and proceeds thereof; each Mortgage shall constitute, or shall continue to constitute, as applicable, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Borrowing Base Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage) (i) in the case of the Mortgages executed and delivered prior to the Effective Date, as of the Effective Date or, subject to the extent necessary, upon the filing of the Mortgage Amendments in the appropriate recording office with respect to such Mortgage and (ii) in the case of any Mortgage to be executed and delivered pursuant to Section 5.3, when such Mortgages and the related fixture filings, if any, are filed in the recording office designated by the Borrower. Schedule 1.1A lists, as of the Effective Date, each parcel of owned Real Property and each leasehold interest in Real Property located in the United States and held by the Borrower or any of its Subsidiaries.

4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved Real Property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (each, a “Flood Hazard Property”) (except any Borrowing Base Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

4.22 REIT Status; Borrower Tax Status. The REIT has been organized and will be operated in a manner that will allow it to qualify for REIT Status commencing with its taxable year ending December 31, 2010 and it will meet the requirements for REIT Status. The Borrower is not an association taxable as a corporation under the Code.

4.23 Insurance. The Group Members obtained and has delivered to the Administrative Agent certified copies of insurance certificates reflecting the insurance coverages, amounts and other requirements for insurance policies set forth in this Agreement. No claims have been made under any such policies, and no Person, including the Group Members, has done, by act or omission, anything which would impair the coverage of any such policies.

4.24 Casualty; Condemnation. (a) No material Condemnation has been commenced or, to the REIT’s or the Borrower’s knowledge, is contemplated with respect to all or any part of any Borrowing Base Property or for the relocation of roadways providing material access to any Borrowing Base Property, other than any Condemnation for which the Administrative Agent shall have received notice in accordance with Section 6.7 and the Borrowing Base Properties are not the subject of any adverse zoning proceeding, except as could not reasonably be expected to cause a Material Adverse Effect.

(b) No material Casualty has occurred with respect to all or any part of any Borrowing Base Property, other than any Casualty for which the Administrative Agent shall have received notice in accordance with Section 6.7 and the Improvements have not been damaged (ordinary wear and tear excepted) and not repaired, except as could not reasonably be expected to cause a Material Property Event.

4.25 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (a) No Group Member or REIT Controlled Affiliate has, directly or indirectly (i) engaged in business dealings with any party listed on the Specially Designated Nationals List or other similar lists maintained by OFAC, or in any related Executive Order issued by the President, (ii) conducted business dealings with a party subject to sanctions administered by OFAC or (iii) derived income from business dealings with a party subject to sanctions administered by OFAC.

(b) No Group Member or REIT Controlled Affiliate has derived any of its assets in violation of the anti-money laundering or anti-terrorism laws or regulations of the United States, including but not limited to the USA PATRIOT Act, the Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order issued by the President.

(c) No Group Member or REIT Controlled Affiliate has failed to comply with applicable anti-bribery and anti-corruption laws and regulations (including the FCPA), including failing to comply in any manner that may result in the forfeiture of the Collateral or the proceeds of the Loans or a claim of forfeiture of the Collateral or the proceeds of the Loans.

4.26 Property Condition. Except as could not reasonably be expected to have a Material Adverse Effect, (a) all Borrowing Base Properties comply with all Requirements of Law, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property; (b) the Improvements comply with all Requirements of Law regarding access and facilities for handicapped or disabled persons; (c) no Group Member has directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to any Borrowing Base Properties, including those arising under any zoning or property use ordinance or other Requirements of Law; (d) all utility services necessary for the use of the Borrowing Base Properties and the Improvements and the operation thereof for their intended purpose are available at the Borrowing Base Property; (e) except as otherwise permitted in the Loan Documents, no Group Member has made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to Liens on the Borrowing Base Properties; (f) no Borrowing Base Property is part of a larger tract of Real Property owned by the Borrower or any other Group Member or otherwise included under any unity of title or similar covenant with other Real Property not owned by a Loan Party and each Borrowing Base Property constitutes a separate tax lot or lots with a separate tax assessment or assessments for such Borrowing Base Property and the Improvements thereon, independent of those for any other Real Property or improvements; (g) the current and anticipated use of the Borrowing Base Properties complies in all material respects with all applicable zoning ordinances, regulations, certificates of occupancy issued for the Borrowing Base Properties and restrictive covenants affecting the Borrowing Base Properties without the existence of any variance, non-complying use, nonconforming use, or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Requirements of Law or regulation exists with respect thereto; (h) all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Borrowing Base Properties have been obtained are in full force and effect; (i) the Borrowing Base Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Borrowing Base Properties, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Borrowing Base Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond; and (j) all of the Improvements which were included in determining the appraised value of each Borrowing Base Property lie wholly within the boundaries and building restriction lines of such Borrowing Base Property, and no improvements on adjoining properties encroach upon the Borrowing Base Property, and no easements or other encumbrances upon the Borrowing Base Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Borrowing Base Property except those which are insured against by the applicable Title Insurance Policy.

4.27 Management Agreements; Franchise Agreements. Each Management Agreement and Franchise Agreement is in full force and effect, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time or giving of notice, would constitute a default thereunder.

4.28 Operating Leases. Each Operating Lease is in full force and effect, and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time or giving of notice, would constitute a default thereunder.

4.29 Acceptable Leases. Each applicable Loan Party has delivered true, correct and complete copies of each Acceptable Lease, together with all related agreements, to the Administrative Agent.

SECTION 5 CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder and the effectiveness of the amendment and restatement of the Existing Credit Agreement by this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the REIT and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the REIT, the Borrower and each Subsidiary (other than any Excluded Subsidiary, any Excluded Foreign Subsidiary or any Subsidiary of an Excluded Foreign Subsidiary), (iii) a Mortgage covering each of the Borrowing Base Properties, executed and delivered by a duly authorized officer of each Loan Party party thereto and (iv) an executed counterpart to this Agreement executed and delivered by each Lender.

(b) Existing Mortgages. The Administrative Agent shall have received, with respect to each of the Existing Mortgages, to the extent deemed reasonably necessary by the Administrative Agent or as required by the Title Insurance Company to provide title insurance pursuant to Section 5.1(q) below, a Mortgage Amendment executed and delivered by a duly authorized officer of the relevant Loan Party.

(c) Zoning Reports. To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent shall have received with respect to each Initial Borrowing Base Property (i) letters or other evidence with respect to each Initial Borrowing Base Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, and (ii) either (A) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy or (B) a zoning opinion letter, in each case in substance reasonably satisfactory to the Administrative Agent.

(d) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Chatham Predecessor for the 2009 fiscal year, (iii) audited consolidated financial statements of the REIT for the 2010 and 2011 fiscal years, and (iv) unaudited interim consolidated financial statements of the REIT for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (iii) of this paragraph as to which such financial statements are available; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the REIT and its Subsidiaries, as reflected in the financial statements or projections delivered to the Agents and the Lenders prior to the Effective Date.

(e) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(f) Licenses. To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent shall have received for each Initial Borrowing Base Property copies of all Hotel Licenses, including all liquor and hospitality licenses.

(g) Borrowing Base Property Agreements. To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent shall have received with respect to each Initial Borrowing Base Property (i) a true, correct and complete copy of each Management Agreement and Franchise Agreement, (ii) a true, correct and complete copy of each Operating Lease and any agreement relating to such Operating Lease, including without limitation, an owner agreement, if any, and (iii) a true, correct and complete copy of the PIP Plan for each Borrowing Base Property, if any, each of which shall be satisfactory in form and substance to the Administrative Agent.

(h) Appraisals. The Administrative Agent, the Arrangers and the Lenders shall have received a recent Appraisal for each Initial Borrowing Base Property, and such documents shall be satisfactory to the Administrative Agent, the Arrangers and the Lenders in their sole discretion.

(i) Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Effective Date. Unless otherwise consented by the Administrative Agent, all such amounts shall be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(j) Solvency Analysis. The Lenders shall have received a reasonably satisfactory solvency analysis certified by the chief financial officer of the REIT which shall document the solvency of the REIT and its Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.

(k) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Group Members, and such search shall reveal no liens on any of the assets of the Group Members, except for Liens permitted by Section 7.3.

(l) Environmental Matters. The Administrative Agent shall have received, to the extent requested by the Administrative Agent and not previously delivered, an Acceptable Environmental Report for each Initial Borrowing Base Property, prepared by an environmental consultant acceptable to the Administrative Agent, in form, scope and substance satisfactory to the Administrative Agent, together with a letter or equivalent from the environmental consultant permitting the Agents and the Lenders to rely on the Acceptable Environmental Report as if addressed to and prepared for each of them. Each such Acceptable Environmental Report shall identify no environmental condition reasonably likely to result in a Material Environmental Amount.

(m) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(n) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Hunton & Williams LLP, counsel to the Group Members, in form and substance acceptable to the Administrative Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

(o) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock, if any, pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof, in the case of clauses (i) and (iii) to the extent not previously delivered on or prior to the Effective Date.

(p) Filings, Registrations and Recordings. To the extent not previously delivered on or prior to the Effective Date, each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

(q) Title Insurance; Flood Insurance. (i) The Administrative Agent shall have received, and the title insurance company issuing the policies referred to in clause (ii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey (each, a “Survey”) of the sites of the Borrowing Base Property certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which such Borrowing Base Property are located.

(ii) The Administrative Agent shall have received in respect of each Borrowing Base Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Borrowing Base Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy – 2006 (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) Evidence as to whether any Borrowing Base Property is a Flood Hazard Property and if such Borrowing Base Property is a Flood Hazard Property, evidence of compliance with federally-mandated flood insurance requirements, including (1) the Borrower’s written acknowledgment of receipt of written notification required pursuant to Section 208(e)(3) of Regulation H of the Board from the Administrative Agent (x) as to the fact that such Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood

Hazard Property is located is participating in the National Flood Insurance Program and (2) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties under a standard mortgagee endorsement, that (A) covers any parcel of improved Real Property that is encumbered by any Mortgage, (B) is written in an amount which is commercially available at a reasonable cost, and (C) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be renewed to such maturity date.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Borrowing Base Properties.

(r) Other Property Reports. To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent, the Arrangers and the Lenders shall have received for each Initial Borrowing Base Property, in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and the Lenders, (i) a current property condition and structural reports, (ii) seismic reports and (iii) a STAR Report.

(s) Insurance. (i) The Administrative Agent, the Arrangers and the Lenders shall be satisfied with the amounts, types and terms and conditions of all insurance maintained by the Group Members.

(ii) To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5.

(t) Subordination Agreements. To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent shall have received a Subordination Agreement covering each of the Borrowing Base Properties, executed and delivered by a duly authorized officer and each Loan Party thereto

(u) Blocked Account Control Agreements. To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent shall have received deposit account control agreements in form and substance reasonably satisfactory to the Administrative Agent granting, with respect to each Borrowing Base Property, the Subsidiary of the REIT that is a lessor under the relevant Operating Lease “control” for purposes of Article 9 of the Uniform Commercial Code or as necessary to perfect such security interest under any other applicable law (such agreements, each as amended, restated, supplemented or otherwise modified from time to time, the “Blocked Account Control Agreements”), executed and delivered by a duly authorized officer of each party a party thereto, covering each Lockbox Account, together with legal opinions satisfactory to the Administrative Agent; provided that, all interests of such Subsidiary in such Blocked Account Control Agreements, together with each related Lockbox Account, shall be assigned to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Guarantee and Collateral Agreement.

(v) USA PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(w) Related Agreements. The Administrative Agent shall have received, to the extent not previously delivered, true, correct and complete copies, certified as to authenticity by the Borrower, a copy of any debt instrument, security agreement or other material contract to which the Group Members may be a party that in each case is listed on Schedule 7.2(d) (the “Existing Indebtedness”).

(x) Leaseco Security Documents. To the extent not previously delivered on or prior to the Effective Date, the Administrative Agent shall have received true, correct and complete copies of the Leaseco Security Documents, executed and delivered by a duly authorized officer of each Group Member party thereto.

(y) No Litigation. There shall exist no action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority that purports to affect the Loan Parties in a materially adverse manner or any transaction contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on any transaction contemplated hereby or on the ability of the Loan Parties to perform their obligations under the Loan Documents.

(z) No Material Adverse Effect. No event or condition shall have occurred since the date of the Group Members’ most recent audited financial statements delivered to the Administrative Agent which has or could reasonably be expected to have a Material Adverse Effect. No material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred that, in the reasonable judgment of the Arrangers, would impair the syndication of the Loans.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided that, (w) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct as of such earlier date, (x) to the extent that such representation or warranty relates to a Borrowing Base Property being removed from the Borrowing Base, the representation and warranties shall be true and correct without regard to such removed Borrowing Base Property and (y) to the extent that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Base Certificate. The Administrative Agent shall have received and be satisfied in all respects with, a completed Borrowing Base Certificate as of the last day of the fiscal quarter for which financial statements are available and signed by a Principal Financial Officer.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Conditions to the Addition of a Borrowing Base Property. (a) The Borrower may request the addition of any Real Property (other than the Initial Borrowing Base Properties) as a Borrowing Base Property by submitting a request in writing to the Administrative Agent which request shall instruct and authorize the Administrative Agent to obtain the Third Party Reports for such Real Property (at the Borrower’s sole cost and expense). Each such written request shall be accompanied by the Preliminary Diligence Materials for such Real Property.

(b) The addition of any Real Property to the Borrowing Base pursuant to a request submitted pursuant to Section 5.3(a) shall be subject to the satisfaction of each of the following conditions:

(i) the Administrative Agent shall have received each of the Preliminary Diligence Materials and final Third Party Reports for such Real Property no later than the date that is 30 days after the date of the Borrower’s written request delivered pursuant to Section 5.3(a) with respect to such Real Property,

(ii) such Real Property shall be an Eligible Borrowing Base Property and the Borrower shall have delivered to the Administrative Agent each of the documents described in the definition of “Eligible Borrowing Base Property” no later than the date that is 30 days after the date of the Borrower’s written request delivered pursuant to Section 5.3(a) with respect to such Real Property, and

(iii) subject to Section 5.3(c), the Supermajority Lenders shall have approved the addition of such Real Property to the Borrowing Base.

For the avoidance of doubt, in the event that the Borrower has failed to deliver the Preliminary Diligence Materials, the final Third Party Reports and all other documentation required to be delivered pursuant to the definition of “Eligible Borrowing Base Property” for such Real Property on or prior to the date that is 30 days after the date of the Borrower’s written request delivered pursuant to Section 5.3(a) with respect to such Real Property, the Administrative Agent may in its sole discretion require that the Borrower update any of such documents prior to submitting the request to the Lenders for approval.

(c) Upon receipt by the Administrative Agent of the Preliminary Diligence Materials, the final Third Party Reports and all other documentation required to be delivered pursuant to the definition of “Eligible Borrowing Base Property” for such Real Property from the Borrower, the Administrative Agent shall promptly distribute such materials to the Lenders (which distribution may be effected by posting such materials to an Intralinks or SyndTrak workspace), together with a request that the Lenders approve the addition of such Real Property to the Borrowing Base (the “Approval Request Date”). If the Administrative Agent does not receive a written notice from a Lender objecting to the inclusion of such Real Property as a Borrowing Base Property on or prior to the date that is ten Business Days after the Approval Request Date, such Lender shall be deemed to have approved the inclusion of such Real Property as a Borrowing Base Property.

(d) Upon the effectiveness of any new Real Property added as a Borrowing Base Property, the Borrower may deliver to the Administrative Agent an updated Borrowing Base Certificate giving pro forma affect to such new Borrowing Base Property as of the date of the most recent Borrowing Base Certificate previously delivered pursuant to Sections 5.2(c), 5.3, 5.4 and 6.12.

5.4 Conditions to the Release of a Borrowing Base Property. The release of any Borrowing Base Property at the written request of the Borrower delivered to the Administrative Agent shall be subject to the satisfaction of each of the following conditions:

(a) if at any time there are less than five Borrowing Base Properties (or after giving effect to any release, there would be less than five Borrowing Base Properties), the consent of the Supermajority Lenders is obtained to release such Real Property;

(b) if at any time there are less than four Borrowing Base Properties (or after giving effect to any release, there would be less than four Borrower Base Properties), the consent of all Lenders is obtained to release such Real Property;

(c) no Default or Event of Default shall have occurred and be continuing on such date immediately prior to or after giving effect to the release of such Real Property from the Borrowing Base;

(d) the Administrative Agent shall have received a certificate of a Principal Financial Officer (x) certifying that after giving pro forma effect to the release of such Real Property from the Borrowing Base, the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability and (y) containing all information and calculations necessary, after giving pro forma effect to the release of such Real Property from the Borrowing Base, for determining pro forma compliance with the provisions of Section 7.1 hereof;

(e) the removal occurs in connection with either (x) a sale, financing or other transaction involving the Borrowing Base Property being removed from the Borrowing Base or (y) a transaction undertaken by the Borrower pursuant to which the removal of the Borrowing Base Property is necessary or advisable to facilitate such transaction;

(f) all representations and warranties in the Loan Documents are true and accurate in all material respects at the time of such release and immediately after giving effect to such release, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct as of such earlier date, (y) to the extent that such representation or warranty relates to a Borrowing Base Property being removed from the Borrowing Base, the representation and warranties shall be true and correct without regard to such removed Borrowing Base Property, and (z) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates; and

(g) the Administrative Agent shall have received an updated Borrowing Base Certificate giving pro forma affect to the release of such Borrowing Base Property from the Borrowing Base as of the date of the most recent Borrowing Base Certificate previously delivered pursuant to Sections 5.2(c), 5.3, 5.4 and 6.12.

SECTION 6 AFFIRMATIVE COVENANTS

The REIT and the Borrower hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the REIT and the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to each Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT, a copy of the audited consolidated balance sheet of the REIT and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of such year and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT, a copy of the unaudited operating statement for each Borrowing Base Property for such year, setting forth in each case in comparative form the figures as of the end of such year and for the previous year;

(c) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the REIT, the unaudited consolidated balance sheet of the REIT and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of such quarter and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(d) as soon as available, but in any event within 45 days after the end of each of the first three quarterly periods of each fiscal year of the REIT, a copy of the unaudited operating statement for each Borrowing Base Property for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of such quarter and for the corresponding period in the previous year;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (h), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii)(x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the REIT, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Effective Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the REIT, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the REIT and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 60 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the REIT and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) (i) within five days after the same are sent, copies, including copies sent electronically, of all financial statements and reports that the REIT or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the REIT or the Borrower may make to, or file with, the SEC; and (ii) within five days after the receipt thereof, copies of all correspondence received from the SEC concerning any material investigation or inquiry regarding financial or other operational results of any Group Member;

(f) on or before the date which is 45 days after the end of each fiscal quarter of the Borrower, (i) the most current STAR Reports for each of the immediately preceding three consecutive months ending during such quarter in the form then available to the Borrower reflecting market penetration and relevant hotel properties competing with each Borrowing Base Property and (ii) occupancy statistics for the Borrowing Base Properties on a combined basis as well as for each individual Borrowing Base Property, including Average Daily Rate, Occupancy Rate and RevPAR;

(g) at the request of the Administrative Agent, the Borrower shall execute a certificate in form satisfactory to the Administrative Agent listing the trade names under which the Loan Parties intend to operate each Borrowing Base Property, and representing and warranting that the Loan Parties do business under no other trade name with respect to such Borrowing Base Property; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with the Uniform System of Accounts and reconciled in accordance with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Conduct of Business and Maintenance of Existence; Compliance; Hotel Licenses. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) preserve and maintain all Hotel Licenses necessary for the operation of each Borrowing Base Property as a hotel with related retail uses.

6.5 Maintenance of Property; Insurance. (a)(i)Maintain, preserve and protect all of its material Property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (iv) keep the Borrowing Base Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted).

(b) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Requirements of Law applicable to the Loan Parties and the Borrowing Base Properties (and the Improvements thereon and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by any Group Member, and neither the REIT nor the Borrower shall permit any other Person in occupancy of or involved with the operation or use of the Borrowing Base Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Borrowing Base Property or any part thereof or any monies paid in performance of any Loan Party’s obligations under any of the Loan Documents. Each of the REIT and the Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each of the REIT and the Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business.

(c) Obtain and maintain, or cause to be maintained, insurance for the Group Members and the Borrowing Base Properties providing at least the following coverages:

(i) property insurance with respect to all insurable property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in special form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as the Administrative Agent may require, (A) in an amount equal to 100% of the full replacement cost (the “Full Replacement Cost”) which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed value coverage waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000 for all such insurance coverage; provided, however, with respect to named windstorm, earthquake, flood and terrorism coverage, providing for a deductible satisfactory to the Administrative Agent in its sole discretion; and (D) if any of the Borrowing Base Properties or the use of the Borrowing Base Properties shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction. In addition, the Borrower shall obtain: (y) if any portion of any Borrowing Base Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding amount of the Obligations or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended from time to time or such greater amount as the Administrative Agent shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to the Administrative Agent in the event the Borrowing Base Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to the Administrative Agent, for the benefit of the Secured Parties; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to 100% of the gross revenue less non-continuing expenses from the operation of any Borrowing Base Property for a period of at least 18 months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to any Borrowing Base Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 365 days from the date that such Borrowing Base Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on the Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve month period. All proceeds payable to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this subsection shall be held by the Administrative Agent and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder; provided, however, that nothing herein contained shall be deemed to relieve the Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to any Borrowing Base Property, and only if such Borrowing Base Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the below-mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy any Borrowing Base Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by the Administrative Agent on terms consistent with the commercial property insurance policy required under subsection (i) above providing no deductible in excess of $100,000;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Borrowing Base Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate per location and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 33 of the Mortgages to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) worker’s compensation subject to the worker’s compensation laws of the applicable state and employer’s liability with minimum limits per incident of $1,000,000;

(viii) umbrella and excess liability insurance in an amount not less than $25,000,000.00 per occurrence affording excess coverage on terms consistent with the commercial general liability, employer liability and automobile liability required under subsections (v), (vi) and (vii); and

(ix) upon 60 days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the such Borrowing Base Property located in or around the region in which the such Borrowing Base Property is located.

(d) All insurance provided for in Section 6.5(c) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of the Administrative Agent as to insurance companies, amounts, deductibles, loss payees and insureds. Unless approved by the Administrative Agent, the Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:VII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by at least two of the Rating Agencies including, (i) S&P, (ii) Fitch, and (iii) Moody’s. The Policies described in Section 6.5(c) hereof (other than those strictly limited to liability protection) shall designate the Administrative Agent as loss payee.

(e) Any blanket insurance Policy shall specifically allocate to each Borrowing Base Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Borrowing Base Property in compliance with the provisions of Section 6.5(c) hereof.

(f) All Policies provided for or contemplated by Section 6.5(c) hereof, except for the Policy referenced in Section 6.5(c)(vii) of this Agreement, shall name the Borrower as the insured and the Administrative Agent, for the benefit of the Secured Parties, as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent, for the benefit of the Secured Parties, providing that the loss thereunder shall be payable to the Administrative Agent, for the benefit of the Secured Parties.

(g) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of any Group Member, or anyone acting for the Group Members, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as the Administrative Agent is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least 30 days’ written notice to the Administrative Agent and any other party named therein as an additional insured;

(iii) to the extent commercially available, the issuers thereof shall give written notice to the Administrative Agent if the Policy has not been renewed 30 days prior to its expiration; and

(iv) the Administrative Agent shall not be liable for any Insurance Premiums or retentions (including deductibles) of the Policies thereon or subject to any assessments thereunder.

(h) If at any time the Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, without notice to the Borrower, to take such action as the Administrative Agent deems necessary to protect its interest in any Borrowing Base Property, including, without limitation, the obtaining of such insurance coverage as the Administrative Agent in its sole discretion deems appropriate after three Business Days’ notice to the Borrower if prior to the date upon which any such coverage will lapse or at any time the Administrative Agent deems necessary (regardless of prior notice to the Borrower) to avoid the lapse of any such coverage. All premiums incurred by the Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Borrower to the Administrative Agent upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the rate specified in Section 2.13(c)(ii).

(i) All Policies maintained, or caused to be maintained, with respect to any Borrowing Base Property, shall be primary without right of contribution from any other insurance that may be carried by the Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a Policy required under this Section 6.5 becomes insolvent or is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in the Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, then the Borrower shall in each instance promptly upon its discovery thereof or upon the request of the Administrative Agent therefor, promptly obtain and deliver to the Administrative Agent a like policy (or, if and to the extent permitted by the Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Section 6.5.

(j) All certificates of insurance evidencing the Borrower’s compliance to the insurance required under this Section 6.5 shall be delivered to the Administrative Agent on or prior to the Effective Date, with all premiums fully paid current and each renewal or substitute policy (or evidence of insurance) shall be delivered to the Administrative Agent, at least ten days before the termination of the policy it renews or replaces, with all premiums to be fully paid current in the ordinary course (the “Insurance Premiums”).

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with the Uniform System of Accounts and reconciled in accordance with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with its independent certified public accountants.

6.7 Notices. Promptly (unless otherwise specified below) give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding which may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the aggregate actual or estimated liability of the Group Members is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) as soon as a Responsible Officer of any Group Member first obtains knowledge thereof: (i) any Environmental Claim or other development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Group Members, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Group Member, in each case including a full description of the nature and extent of the matter for which notice is given and all relevant circumstances;

(f) as soon as possible and in any event within five days after a Responsible Officer of any Group Member has knowledge, or should have had knowledge thereof, of any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(g) (i) any Casualty to the extent required by Section 6.15(b) and (ii) any actual or threatened Condemnation of any material portion of any Borrowing Base Property (including copies of any and all papers served in connection with such proceeding), any negotiations with respect to any such taking, or any loss of or substantial damage to any Borrowing Base Property;

(h) the failure of the REIT to maintain REIT Status;

(i) any notice received by any Group Member with respect to the cancellation, alteration or non-renewal of any insurance coverage required by this Agreement to be maintained with respect to any Borrowing Base Property;

(j) if any required permit, license, certificate or approval or Hotel License with respect to any Borrowing Base Property that is material to the operation of such Borrowing Base Property lapses or ceases to be in full force and effect or claim from any Person that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Requirement of Law that would materially interfere with the use or operation of such Borrowing Base Property;

(k) concurrently with the giving thereof, and within five Business Days of receipt thereof, (i) any notice of any default by such Loan Party under any Acceptable Lease, (ii) any notice of the occurrence of any material default by any related lessor of which any Loan Party is aware or the occurrence of any event of which any Loan Party is aware that, with the passage of time or service of notice, or both, would constitute a material default by any related lessor, (iii) any bankruptcy, reorganization, or insolvency of the lessor under any Acceptable Lease or of any notice thereof and (iv) copies of all material notices, other than routine correspondence, given or received by any Loan Party with respect to any Acceptable Lease with respect to a Borrowing Base Property; and

(l) within five Business Days of obtaining knowledge or receiving any notice of any action, proceeding, motion or notice being commenced or filed in respect of any related lessor of all or any part of any Acceptable Lease in connection with any case under the Bankruptcy Code, which notice shall set forth any information available to such Loan Party as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing and copies of any and all notices, summonses, pleadings, applications and other documents received by such Loan Party in connection with any such petition and any proceedings relating to such petition.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws; Environmental Reports. (a) Comply in all material respects with, and ensure compliance in all material respects by all Tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all Tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Promptly conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) If any Acceptable Environmental Report or update delivered pursuant to Section 5.1(l) or 5.3 identifies a Recognized Environmental Condition (“REC”), as defined under ASTM guidelines then in effect, the Borrower shall, within six months of the delivery of such Acceptable Environmental Report or update to the Administrative Agent, conduct such follow up testing, provide such reports, and take such other actions as required or approved by the applicable Governmental Authority to mitigate such REC.

(d) Within 30 days of completion of such actions required pursuant to subsections (b) and (c) above, the applicable Loan Party shall obtain and deliver to the Administrative Agent an Acceptable Environmental Report of the applicable Borrowing Base Property made after such completion and confirming to the Administrative Agent’s satisfaction that all required investigation and other action has been successfully completed.

(e) Keep the Borrowing Base Properties and other Real Property free of Materials of Environmental Concern to the extent such conditions could reasonably be expected to cause a Material Property Event.

(f) Keep the Borrowing Base Properties and other Real Property free of any liens imposed pursuant to Environmental Law.

(g) Promptly deliver to the Administrative Agent a copy of any update to an Acceptable Environmental Report and each report pertaining to any Borrowing Base Property or to any Group Member prepared by or on behalf of such Group Member pursuant to any Environmental Requirement. “Environmental Requirement” shall mean any Environmental Law, agreement or restriction (including any condition or requirement imposed by any insurance or surety company) pertaining to Environmental Law.

(h) Immediately advise the Administrative Agent in writing of any Environmental Claim, or of the discovery of any Materials of Environmental Concern other than in material compliance with Environmental Law, on any Borrowing Base Property and other Real Property as soon as any Group Member first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim or Materials of Environmental Concern and all relevant circumstances.

(i) If the Administrative Agent shall ever have reason to believe that any Materials of Environmental Concern adversely affects any Borrowing Base Property and other Real Property, or if any Environmental Claim is made or threatened, or if a Default or Event of Default shall have occurred and be continuing, then if requested by the Administrative Agent, at Borrower’s expense, deliver to the Administrative Agent from time to time, in each case within 30 days after the Administrative Agent’s request, an Acceptable Environmental Report prepared after the date of the Administrative Agent’s request. If any applicable Loan Party fails to furnish to the Administrative Agent such Acceptable Environmental Report within 30 days after the Administrative Agent’s request, the Administrative Agent may cause any such Acceptable Environmental Report to be prepared at Borrower’s expense and risk, and each applicable Loan

Party shall cooperate and provide access and information as requested. The Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to observe environmental conditions and compliance and as may be necessary to prepare or cause to be prepared such ESAs. The Administrative Agent may disclose to interested parties any information about the environmental condition or compliance of the Borrowing Base Properties, but assumes no obligation and shall be under no duty to disclose any such information to any Person.

6.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Effective Date by any Loan Party (other than (w) any Real Property or any Property described in paragraph (b) or (c) of this Section, (x) any Property subject to a Lien expressly permitted by Section 7.3(h), 7.3(k) or 7.3(l), (y) any Property acquired by an Excluded Subsidiary or an Excluded Foreign Subsidiary and (z) any Excluded Asset (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any new Subsidiary (other than (1) an Excluded Foreign Subsidiary or (2) an Excluded Pledged Subsidiary) created or acquired after the Effective Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or Excluded Pledged Subsidiary, as applicable), by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Group Member, (iii) cause such new Subsidiary (other than an Excluded Subsidiary) (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that, in the event any Subsidiary ceases to be an Excluded Subsidiary as a result of the termination or lapse of the prohibition described in the definition of “Excluded Subsidiary”, the Borrower shall cause the compliance with this Section 6.9(b) with respect to such Subsidiary on or prior to the date that is 30 days after such termination or lapse.

(c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Effective Date by any Group Member (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Group Member (other than any Excluded Foreign Subsidiaries), (provided that, in no event shall (x) more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged and (y) any Capital Stock or assets of any Subsidiary (or other entity) owned by such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto including, without limitation, the execution and delivery of (x) all such documents necessary to transfer any liquor licenses or hospitality licenses with respect to the Borrowing Base Property into the name of the Administrative Agent or its designee after the occurrence of an Event of Default and (y) concurrently with any increase in the Obligations to be secured by any Borrowing Base Property, (i) an amendment to the Mortgage of such Borrowing Base Property reflecting an increase in coverage amount to the extent necessary with respect to such increase and (ii) an endorsement to the Title Insurance Policy for each Borrowing Base Property whose Mortgage has been recorded reflecting an increase in coverage amount to the extent necessary with respect to such increase, each in form and substance acceptable to the Administrative Agent; provided that, the Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such endorsement, all charges for mortgage recording tax, and all related expenses, if any, have been paid. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the REIT and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from any Group Member for such governmental consent, approval, recording, qualification or authorization.

6.11 Appraisals. (a) The Supermajority Lenders may request a new Appraisal for all or any Borrowing Base Property (i) once during any period of twelve months or (ii) at any time and from time to time after the occurrence and during the continuation of an Event of Default.

(b) The Administrative Agent shall have the right to request an Appraisal for any Borrowing Base Property on a quarterly basis from time to time if any of the following events has occurred and is continuing at the time of such request:

(i) if such Borrowing Base Property suffers a Material Environmental Event after the date of this Agreement; or

(ii) the Administrative Agent determines that such Borrowing Base Property has suffered a Material Property Event after the date such Borrowing Base Property was admitted into the Borrowing Base (or in the case of a Casualty, in respect of such Borrowing Base Property, is reasonably likely to become a Material Property Event).

(c) The Administrative Agent shall receive an Appraisal for each Borrowing Base Property on or prior to the 24-month anniversary of the Effective Date.

6.12 Borrowing Base Reports. (a) Beginning with the quarter ended September 30, 2010, deliver to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender), as soon as available and in any event concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (c), a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such quarter, signed on behalf of the Borrower by a Principal Financial Officer.

(b) Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender) as soon as practicable and in any event within five Business Days after any Disposition outside the ordinary course of business (including by way of Casualty or Condemnation) of any Collateral having a book value exceeding $1,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such Disposition and reflecting only the changes to the affected component of the Borrowing Base Property) and certifying such pro forma Borrowing Base as of the end of the most recent fiscal quarter for which a Borrowing Base Certificate was delivered pursuant to Section 5.2(c), 5.3, 5.4 or 6.12, as applicable. The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each fiscal quarter occurring after the fiscal quarter covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such Disposition shall be calculated on a pro forma basis, after giving effect to such Disposition.

6.13 Blocked Account Control Agreements. (a) Cause each Manager to, (i) deliver irrevocable written instructions to all Tenants to deliver all Rents and other receipts payable thereunder directly to the applicable Lockbox Account, (ii) deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which any

Group Member or such Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the applicable Borrowing Base Property directly to the applicable Lockbox Account and (iii) deposit all amounts received by any Group Member or the Manager constituting Rents into the Lockbox Account within one Business Day after receipt thereof.

(b) Execute and deliver and cause each depository bank holding each Lockbox Account established after the Effective Date to execute and deliver Blocked Account Control Agreements covering each such Lockbox Account together with legal opinions satisfactory to the Administrative Agent.

6.14 Taxes. (a) Timely file or cause to be filed all Federal, state and other material tax returns that are required to be filed and shall timely pay all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with the Uniform System of Accounts and reconciled in accordance with GAAP have been provided on the books of the applicable Group Member, as the case may be).

(b) The Loan Parties shall pay all taxes and Other Charges now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof as the same become due and payable. At the request of the Administrative Agent, each Loan Party will deliver to the Administrative Agent receipts for payment or other evidence satisfactory to the Administrative Agent that the taxes and Other Charges have been so paid or are not then delinquent no later than ten days prior to the date on which the taxes or Other Charges would otherwise be delinquent if not paid. At the request of the Administrative Agent, each Loan Party shall furnish to the Administrative Agent receipts for the payment of the taxes and the Other Charges prior to the date the same shall become delinquent. Except Liens set forth in Sections 7.3(a), 7.3(b) and 7.3(f), the Loan Parties shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Borrowing Base Property, and shall promptly pay for all utility services provided to each Borrowing Base Property.

6.15 Condemnation, Casualty and Restoration. (a) The Administrative Agent has the right (but not the obligation) to participate in any proceeding for the Condemnation of a Borrowing Base Property that would materially interfere with the use or operation of such Borrowing Base Property and to be represented by counsel of its own choice, and the applicable Loan Parties shall from time to time deliver to the Administrative Agent all instruments requested by it to permit such participation. Each applicable Loan Party shall, at its expense, diligently prosecute any such proceedings, and shall consult with the Administrative Agent, its attorneys, and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower shall continue to pay the Obligations at the time and in the manner provided for in this Agreement and the Obligations shall not be reduced until any award shall have been actually received and applied by the Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. All costs and expenses (including attorney’s fees and costs) incurred by the Administrative Agent in connection with any Condemnation shall be a demand obligation owing by the Borrower (which the Borrower hereby promises to pay) to the Administrative Agent pursuant to this Agreement.

(b) If any Borrowing Base Property shall be damaged or destroyed, in whole or in part, by a Casualty, and either (i) the aggregate cost of repair of such damage or destruction shall be equal to or in excess of 5% of value as reflected in the most-recent Appraisal for such Borrowing Base Property or (ii) such Casualty is reasonably expected to cause a Material Property Event, give prompt notice of such Casualty to the Administrative Agent and in the case of clause (ii) above, the Administrative Agent shall have the right to request a new Appraisal pursuant to Section 6.11(b)(ii) and adjust the Borrowing Base. The applicable Loan Party shall pay or cause to be paid, all restoration costs whether or not such costs are covered by insurance. The Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Loan Party. If an Event of Default has occurred and is then continuing, then the applicable Loan Party shall adjust all claims for Insurance Proceeds in consultation with, and approval of, the Administrative Agent.

(c) The Administrative Agent, for the benefit of the Secured Parties, shall be entitled to receive all sums which may be awarded or become payable to a Loan Party for the Condemnation of any Borrowing Base Property, or any part thereof, and any Insurance Proceeds of a Casualty and the applicable Loan Party shall, upon request of the Administrative Agent, promptly execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable the Administrative Agent to collect and receipt for any such sums, provided that, in the event the Insurance Proceeds shall be less than $250,000, such Insurance Proceeds shall be paid by the insurance company directly to the Borrower and the Borrower shall use such Insurance Proceeds to commence and satisfactorily complete with due diligence the restoration of the applicable Borrowing Base Property in accordance with the terms of this Agreement. All such sums are hereby assigned to the Administrative Agent, for the benefit of the Secured Parties, and shall, after deduction therefrom of all reasonable expenses actually incurred by the Administrative Agent, including attorneys’ fees and costs, at the Administrative Agent’s option be (i) released to the applicable Loan Party, or (ii) applied to the restoration of the affected Borrowing Base Property, or (iii) applied to the payment of the Obligations in such order and manner as the Administrative Agent, in its sole discretion, may elect, whether or not due. Any amounts not applied in accordance with clause (i), (ii) or (iii) of the foregoing sentence shall be remitted to the applicable Loan Party. In any event the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to the applicable Loan Party.

6.16 Acceptable Leases. (a) Each lease that is a Borrowing Base Property or a portion thereof, shall at all times be an Acceptable Lease;

(b) within ten days after receipt of request by the Administrative Agent, the applicable Loan Party shall use commercially reasonable efforts to obtain from each lessor related to each Acceptable Lease and furnish to the Administrative Agent the estoppel certificate of such lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any;

(c) promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may be required to permit the Administrative Agent to cure any default under any Acceptable Lease or permit the Administrative Agent to take such other action required to enable the Administrative Agent to cure or remedy the matter in default and preserve the security interest of the Administrative Agent under the Loan Documents with respect to the applicable Acceptable Lease and each Loan Party irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of such Loan Party under or with respect to each Acceptable Lease, including, without limitation, the right to effectuate any extension or renewal of such Acceptable Lease, or to preserve any rights of such Loan Party whatsoever in respect of any part of such Acceptable Lease (and the above powers granted to the Administrative Agent are coupled with an interest and shall be irrevocable);

(d) the actions or payments of the Administrative Agent to cure any default by any Loan Party under any Acceptable Lease shall not remove or waive, as between such Loan Party and the Administrative Agent, the default that occurred under this Agreement by virtue of the default by a Loan Party under such Acceptable Lease. All sums expended by the Administrative Agent to cure any such default in accordance with this Section 6.16, shall be paid by the applicable Loan Party to the Administrative Agent, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to the Administrative Agent. All such indebtedness shall be deemed to be Obligations secured by the Security Documents;

(e) if the applicable Loan Party shall default in the performance or observance of any term, covenant, or condition of any Acceptable Lease on the part of such Loan Party and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then the Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants, and conditions of such Acceptable Lease on the part of such Loan Party to be performed or observed on behalf of such Loan Party and subject to the rights of Tenants under the Acceptable Leases, the Administrative Agent shall have the right to enter all or any portion of the applicable Real Property at such times and in such manner as the Administrative Agent deems necessary, to prevent or to cure any such default, to the end that the rights of such Loan Party in, to, and under such Acceptable Lease shall be kept unimpaired and free from default. If the lessor under any Acceptable Lease shall deliver to the Administrative Agent a copy of any notice of default under such Acceptable Lease, then such notice shall constitute full protection to the Administrative Agent for any action taken or omitted to be taken by the Administrative Agent, in good faith, in reliance thereon; and

(f) notwithstanding anything to the contrary contained in the Loan Documents with respect to any Acceptable Lease:

(i) the Lien of the related Mortgage attaches to all of such Loan Party’s rights and remedies at any time arising under or pursuant to subsection 365(h) of the Bankruptcy Code, including, without limitation, all of the Loan Party’s rights, as lessee, to remain in possession of any applicable Acceptable Lease;

(ii) each Loan Party shall not, without the Administrative Agent’s prior written consent, elect to treat any Acceptable Lease as terminated under subsection 365(h)(l)(A)(l) of the Bankruptcy Code. Any such election made without the Administrative Agent’s prior written consent shall be void;

(iii) as security for the Obligations, each Loan Party unconditionally assigns, transfers and sets over to the Administrative Agent all of such Loan Party’s claims and rights to the payment of damages arising from any rejection of any Acceptable Lease by any lessor under such Acceptable Lease under the Bankruptcy Code. The Administrative Agent and each Loan Party shall proceed jointly or in the name of such Loan Party in respect of any claim, suit, action or proceeding relating to the rejection of any Acceptable Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of any ground lessor, or air rights lessor, as applicable, under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Obligations shall have been satisfied and discharged in full. Any amounts received by the Administrative Agent or any Loan Party as damages arising out of the rejection of any Acceptable Lease as aforesaid shall be applied to all reasonable costs and expenses of the Administrative Agent (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of the Loan Documents;

(iv) if, pursuant to subsection 365(h) of the Bankruptcy Code, any Loan Party seeks to offset, against the rent reserved in any Acceptable Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by such lessor of such Acceptable Lease under the Bankruptcy Code, then such Loan Party shall not effect any offset of the amounts so objected to by the Administrative Agent. If the Administrative Agent has failed to object as aforesaid within ten days after notice from the Loan Party in accordance with the first sentence of this subsection, the Loan Party may proceed to offset the amounts set forth in such Loan Party’s notice; and

(v) if any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of any Acceptable Lease in connection with any case under the Bankruptcy Code, the Administrative Agent and the Loan Parties shall cooperatively conduct and control any such litigation with counsel agreed upon between the Loan Parties and the Administrative Agent in connection with such litigation. Each Loan Party shall, upon demand, pay to the Administrative Agent all reasonable costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by the Administrative Agent in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be Obligations secured by the Lien of the Mortgages.

6.17 Borrowing Base Property Covenants.

(a) Reports and Testing. (i) Deliver to the Administrative Agent copies of all material reports, studies, inspections, and tests made on the Borrowing Base Properties, the Improvements, or any materials to be incorporated into the Improvements, (ii) immediately notify the Administrative Agent of any report, study, inspection, or test that indicates any material adverse condition relating to the Borrowing Base Properties, the Improvements, or any such materials which could reasonably be expected to have a Material Property Event and (iii) make such additional tests as the Administrative Agent may require.

(b) Business Strategy. Maintain ownership of each Borrowing Base Property at all times consistent with the Borrower’s business strategy, and each Borrowing Base Property shall at all times be of an asset quality consistent in all material respects with or better than the quality of Borrowing Base Properties owned by the Loan Parties as of the date hereof.

(c) Management Agreements; Franchise Agreements. (i) Promptly (A) perform and observe all of the covenants and agreements required to be performed and observed under the Management Agreements and the Franchise Agreements, including, without limitation, any PIP Requirements, and do all things necessary to preserve and to keep unimpaired the Loan Parties’ rights thereunder; (B) notify the Administrative Agent of any default under the Management Agreements and the Franchise Agreements of which any Loan Party is aware; (C) deliver to the Administrative Agent a copy of each financial statement, business plan, annual budget and capital expenditures plan, notice, report, estimate, notice of default or other notice received by the Loan Parties under the Management Agreements and the Franchise Agreements; and (D) enforce in all respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable Manager under the Management Agreements and the applicable Franchisor under the Franchise Agreements.

(ii) If (A) an Event of Default hereunder has occurred and remains uncured, (B) a Manager or Franchisor shall become insolvent or is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, (C) a default occurs under any Management Agreement or Franchise Agreement or (D) a Manager or Franchisor engages in gross negligence, fraud or willful misconduct, the Borrower shall, and shall cause each relevant Subsidiary to, at the request of the Administrative Agent, terminate such Management Agreement or Franchise Agreement and replace such Manager with a Qualified Manager pursuant to a Replacement Management Agreement or the Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement, as applicable, it being understood and agreed that the management fee for such Qualified Manager or the franchise fee for such Qualified Franchisor, as applicable, shall not exceed then prevailing market rates. In the event that a Management Agreement or Franchise Agreement expires or is terminated (without limiting any obligation of the Borrower to obtain the Administrative

Agent’s consent to any termination or modification of such Management Agreement or Franchise Agreement in accordance with the terms and provisions of this Agreement), the Borrower shall, or shall cause each relevant Subsidiary, to promptly enter, or cause to be entered, into a Replacement Management Agreement with the Manager or another Qualified Manager or a Replacement Franchise Agreement with the Franchisor or another Qualified Franchisor, as applicable.

(d) Operating Leases. Promptly (i) perform and observe all of the covenants and agreements required to be performed and observed under the Operating Leases and do all things necessary to preserve and to keep unimpaired the Loan Parties’ rights thereunder; (ii) notify the Administrative Agent of any default under the Operating Leases of which any Loan Party is aware; (iii) deliver to the Administrative Agent a copy of any notice of default or other notice received by the Loan Parties under the Operating Leases; and (iv) enforce in all respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable lessor under each Operating Lease.

6.18 Material Mortgage Recording Tax Mortgaged Properties. (a) Upon the occurrence of the Mortgage Recordation Trigger Date, (x) all Material Mortgage Recording Tax State Mortgages shall be released from escrow pursuant to the Escrow Agreement and recorded in each of the offices that the Administrative Agent may deem necessary or desirable in order to create in favor of the Administrative Agent for the benefit of the Secured Parties a duly perfected security interest in the Property described in such Material Mortgage Recording Tax State Mortgages and (y) the Administrative Agent shall promptly receive for each Material Mortgage Recording Tax Mortgaged Property a title insurance policy satisfying the requirements of Section 5.1(q) (subject to any intervening Liens of record), provided that, notwithstanding the foregoing, in the event that the Borrower has failed to deliver the financial statements in accordance with Section 6.1 on the date specified for such delivery, the Administrative Agent may (or, at the request of the Required Lenders, shall) deliver a notice to the Borrower that the Mortgage Recordation Trigger Date has occurred. For the avoidance of doubt, in the event that the Borrower has failed to comply with the requirements of either clause (x) or (y) above with respect to any Material Mortgage Recording Tax Mortgaged Property, such Property shall cease to be a Borrowing Base Property. With respect to a Material Mortgage Recording Tax Mortgaged Property, the maximum amount of the Mortgage for such Property shall be the value of such Property as determined by the most recent Appraisal.

(b) Until the Mortgage Recordation Trigger Date, the Borrower shall deliver to the Administrative Agent and the Lenders the results of a title search for each Material Mortgage Recording Tax State Mortgage on or prior to each anniversary of the Effective Date.

6.19 Disclosable Events. If the REIT or the Borrower obtains knowledge or receives any notice that any Group Member or REIT Controlled Affiliate is in violation of Section 7.21(a), (b) or (c), including any such violation that could result in the forfeiture of any Collateral or the proceeds of the Loans or a claim of forfeiture of any Collateral or the proceeds of the Loans (any such violation, a “Disclosable Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent of such Disclosable Event and (ii) comply with all applicable laws with respect to such Disclosable Event. The Borrower hereby authorizes and consents to the Administrative Agent and each Lender taking any and all steps the Administrative Agent or such Lender deems necessary, in its sole but reasonable discretion, to avoid a violation of all applicable laws with respect to any such Disclosable Event.

SECTION 7 NEGATIVE COVENANTS

The REIT and the Borrower hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the REIT and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed the percentage set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Leverage Ratio
September 30, 2012 to December 31, 2014	60%
March 31, 2015 and thereafter	55%

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 1.50 to 1.00.

(c) Maintenance of Total Net Worth. Permit Total Net Worth as of the last day of any fiscal quarter to be less than the sum of (i) 85% of the Total Net Worth as of the Closing Date, plus (ii) 75% of net cash proceeds of any issuance or sale of Capital Stock by the REIT after the Closing Date.

(d) Consolidated Floating Rate Debt. Permit Consolidated Floating Rate Debt as of the last day of any fiscal quarter of the Borrower at any time to exceed 35% of the Total Asset Value on such date.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to any Subsidiary and (ii) any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary; provided that, the aggregate amount of any Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall not exceed $5,000,000 at any one time outstanding;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof (other than by the refinancing costs thereof including premiums and make whole payments) or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(f) unsecured Recourse Indebtedness of the REIT and its Subsidiaries which (i) shall mature at least one year after the Revolving Credit Termination Date and (ii) shall not exceed on any date of determination, an amount equal to 10% of Total Asset Value on such date at any one time outstanding;

(g) Non-Recourse Indebtedness of any Subsidiary that becomes a Subsidiary of the Borrower (other than a Borrowing Base Group Member) after the date hereof in accordance with Section 7.7(g), which exists at the time such Person becomes a Subsidiary; provided that, (x) such Indebtedness existed at the time of such acquisition and was not created in connection therewith or in contemplation thereof, and (y) the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to such additional Indebtedness, no Default or Event of Default shall exist and (ii) containing all information and calculations necessary, and taking into consideration such additional Indebtedness, for determining pro forma compliance with the provisions of Section 7.1 hereof;

(h) Non-Recourse Indebtedness (other than Permitted Construction Financing) in respect of the Non-Recourse Subsidiary Borrowers that is secured by either (i) Real Property owned or leased by such Non-Recourse Subsidiary Borrowers and any related Property permitted by Section 7.3(k) or (ii) the Capital Stock of any Subsidiary of such Non-Recourse Subsidiary Borrower that is also a Non-Recourse Subsidiary Borrower, including, in either case, any refinancing of any Indebtedness incurred pursuant to Section 7.2(d); provided that, with respect to any of the foregoing Indebtedness:

(i) none of the Group Members provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than (i) any Subsidiary of the Borrower that is a direct or indirect parent or Subsidiary of such Non-Recourse Subsidiary Borrower or (ii) the Non-Recourse Parent Guarantor as guarantor (x) to the extent permitted by Section 7.2(j) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate guarantee or indemnification agreements in non-recourse financing of real estate or (y) to the extent otherwise permitted by Section 7.2(f); and

(ii) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Group Members other than the assets securing such Indebtedness, additions, accessions and improvements thereto and proceeds thereof, the Capital Stock of the Non-Recourse Subsidiary Borrower that is the borrower under such Indebtedness or the Capital Stock of any direct or indirect parent of such Non-Recourse Subsidiary Borrower and, in the case of a Non-Recourse Parent Guarantor, recourse against such Non-Recourse Parent Guarantor for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate guarantee or indemnification agreements in non-recourse financings of real estate, and Guarantee Obligations permitted by Section 7.2(f); and

provided, further, that, (x) immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and (y) after giving pro forma effect to such Indebtedness and the use of proceeds therefrom, the Borrower shall be in compliance with the provisions of Section 7.1 hereof. For the avoidance of doubt, if at any time following the Effective Date any Group Member acquires the remaining Capital Stock of any Joint Venture not owned by the Group Members on the Effective Date, any Real Property owned by such Joint Venture shall be included in clause (i) of this Section 7.2(h);

(i) Permitted Construction Financing of any Non-Recourse Subsidiary Borrower; provided that, with respect to any of the foregoing Indebtedness:

(i) none of the Group Members provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than (i) any Subsidiary of the Borrower that is a direct or indirect parent or Subsidiary of such Non-Recourse Subsidiary Borrower or (ii) the Non-Recourse Parent Guarantor as guarantor (x) to the extent permitted by Section 7.2(j) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate non-monetary completion guarantee or indemnification agreements in construction financing of real estate or (y) to the extent otherwise permitted by Section 7.2(f), including customary monetary completion and repayment guarantees; and

(ii) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Group Members other than the assets securing such Indebtedness, additions, accessions and improvements thereto and proceeds thereof and, in the case of a Non-Recourse Parent Guarantor, recourse against such Non-Recourse Parent Guarantor for (x) fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate non-monetary completion guarantee or indemnification agreements in construction financing of real estate, and or (y) to the extent otherwise permitted by Section 7.2(f), including customary monetary completion and repayment guarantees;

provided, further, that, (x) immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and (y) after giving pro forma effect to such Indebtedness and the use of proceeds therefrom, the Borrower shall be in compliance with the provisions of Section 7.1 hereof;

(j) Permitted Limited Recourse Guarantees of Indebtedness permitted by Sections 7.2(h) and (i), provided that, the sum of, without duplication, (x) the aggregate amount of Permitted Limited Recourse Guarantees comprised of monetary completion or payment guarantees plus (y) the aggregate amount of Permitted Limited Recourse Guarantees required by GAAP to be reflected as a liability on the consolidated balance sheet of the Group Members shall not exceed the amount permitted to be incurred under Section 7.2(f) (together with all other Indebtedness incurred pursuant to such Section at such time) at any one time outstanding; and

(k) Guarantee Obligations made by the REIT or any Loan Party which owns a Borrowing Base Property for the payment and performance of the Franchise Agreement with respect to such Borrowing Base Property.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with the Uniform System of Accounts and reconciled in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) any attachment or judgment liens not resulting in an Event of Default under Section 8.1(h);

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g) Liens in existence on the date hereof listed on Schedule 7.3(g), securing Indebtedness permitted by Section 7.2(d), provided that, no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 7.2(d);

(h) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, including Real Property, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(i) Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any Lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens on (x) fee-owned property or Real Property leases of the Non-Recourse Subsidiary Borrowers and any related Property (other than the Capital Stock of any Group Member that is not a Non-Recourse Subsidiary Borrower or a direct or indirect parent of a Non-Recourse Subsidiary Borrower) customarily granted or pledged by a borrower to its lender in connection with non-recourse real estate financing or construction financing, as applicable, including, without limitation, any personal property located on or related to such Property, any contracts, accounts receivables and general intangibles related to such Real Property and any Hedge Agreements relating to the Indebtedness, or (y) in the case of any Mortgage Financing, the Capital Stock of any Non-Recourse Subsidiary Borrower or a direct or indirect parent of a Non-Recourse Subsidiary Borrower (and, in each case, any proceeds from any of the foregoing) which Liens secure Indebtedness permitted by Sections 7.2(h) and (i), provided that, no such Lien shall encumber any Collateral; and

(l) Liens securing Indebtedness of any Subsidiary that becomes a Subsidiary after the date hereof incurred pursuant to Section 7.2(g), which exists at the time such Person becomes a Subsidiary, provided that, (x) such Liens are created substantially simultaneously with the incurrence of such Indebtedness and (y) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, other than, in each case, in connection with any consolidations of such Indebtedness.

Notwithstanding the foregoing, in no event shall any Lien be created, incurred, assumed or suffered to exist on (x) any Borrowing Base Property (except Liens pursuant to Section 7.3(a), (b) or (f)) or (y) the Capital Stock of any Person that is the direct or indirect owner of any Borrowing Base Property, except Liens created pursuant to the Security Documents.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with (or liquidated or dissolved into) or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Wholly Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.9 in connection therewith);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any Subsidiary Guarantor; and

(c) the Borrower and any Subsidiary of the Borrower may Dispose of any or all of its assets pursuant to Section 7.5(e) or (f).

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) the Disposition of any Borrowing Base Property (including the Capital Stock of the direct or indirect owner of such Borrowing Base Property (other than the REIT and the Borrower)); provided that, the Borrower shall have complied with each of the requirements set forth in Section 5.4; and

(f) the Disposition of other assets (including the Capital Stock of the direct or indirect owner of such Borrowing Base Property (other than the Borrower and the REIT)); provided that, for each such Disposition, the Administrative Agent shall have received (i) a certificate of a Principal Financial Officer certifying that after giving pro forma effect to the Disposition of such asset, the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability and (ii) a pro forma Compliance

Certificate (x) containing all information and calculations necessary, after giving pro forma effect to the Disposition of such asset, for determining pro forma compliance with the provisions of Section 7.1 hereof and (y) certifying that immediately prior to and after giving effect to such Disposition, no Default or Event of Default shall have occurred or be continuing.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary;

(b) the REIT may make Restricted Payments in the form of common stock of the REIT;

(c) the REIT may make Restricted Payments to its direct or indirect owners during any four quarter period (and the Borrower may make Restricted Payments to the REIT and the holders of the Borrower Common Units, in each case, to the extent necessary to enable the REIT to make such Restricted Payments), not to exceed the greater of (x) 95% of Adjusted Funds From Operations and (y) the minimum amount required to maintain REIT Status, provided that, (1) on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate delivered by the Borrower to the Administrative Agent certifying that immediately prior to and after giving effect to such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof and (2) no such Restricted Payments shall be made pursuant to this Section 7.6(c) if a Default or Event of Default shall have occurred and be continuing;

(d) the Borrower may make Restricted Payments to the REIT to permit the REIT to (i) pay corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes which are due and payable by the REIT, the Borrower or any Subsidiary;

(e) the Borrower may make redemption payments in cash with respect to (i) the Borrower Common Units to the extent required by the Borrower LP Agreement as in effect on the Closing Date in an aggregate amount not exceeding $50,000 during the term of this Agreement and (ii) the Borrower LTIP Units to the extent permitted by the Borrower LP Agreement as in effect on the Closing Date in an aggregate amount not exceeding $3,000,000 during the term of this Agreement; provided that, on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (A) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and (B) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof; and

(f) any Joint Venture may make Restricted Payments pursuant to the terms of its joint venture agreement; provided that, such Restricted Payments shall be made (i) pro rata concurrently to each applicable Group Member in accordance with its relevant Ownership Percentage at the time of any such Restricted Payment, (ii) such Restricted Payments do not exceed the amount of such Joint Venture’s obligations under its joint venture agreement and (iii) such Restricted Payments are required pursuant to the terms of such joint venture agreement.

7.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), (e) and (k);

(d) loans and advances to employees of the REIT, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the REIT, the Borrower and Subsidiaries of the Borrower not to exceed $100,000 at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Group Members in the Borrower or any Subsidiary Guarantor, provided that, (x) immediately prior to and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing, and (y) after giving pro forma effect to such Investment, the Borrower shall be in compliance with the provisions of Section 7.1 hereof;

(f) REIT Permitted Investments; and

(g) Investments by the Borrower or any of its Subsidiaries, consisting of Acquisitions; provided that the Administrative Agent shall have received a certificate of a Principal Financial Officer (i) certifying that after giving pro forma effect to such Acquisition, the Total Revolving Extensions of Credit shall not exceed the Maximum

Facility Availability, (ii) containing all information and calculations necessary, after giving pro forma effect to such Investment, for determining pro forma compliance with the provisions of Section 7.1 hereof and (iii) certifying that immediately prior to and after giving effect to such Acquisition, no Default or Event of Default shall have occurred or be continuing.

7.8 Limitation on Modifications of Organizational Documents. Amend its organizational documents in any manner determined by the Administrative Agent to be adverse to the Lenders.

7.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of such Group Member, as the case may be, and (c) upon fair and reasonable terms no less favorable to such Group Member, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the REIT, the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the REIT, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the REIT, the Borrower or such Subsidiary.

7.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby; (c) documentation evidencing Indebtedness permitted pursuant to Section 7.2(g); (d) any restrictions in connection with existing Indebtedness incurred pursuant to Section 7.2(d), Mortgage Financing or Permitted Construction Financing, including on the Capital Stock of the Subsidiary that is the borrower under such existing Indebtedness incurred pursuant to Section 7.2(d), Mortgage Financing or Permitted Construction Financing or any direct or indirect parent of such Subsidiary; and (e) single purpose entity limitations contained in charter documents for Excluded Subsidiaries, provided that, (i) in the case of clauses (b) and (c), such prohibition or limitation shall only be effective against the assets financed thereby and (ii) in the case of clause (d), such prohibition or limitation shall only be effective against the assets financed thereby and indirect transfers of the Capital Stock of the Subsidiary.

7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (iii) restrictions with respect to a Person at the time it becomes a Subsidiary pursuant to any Indebtedness permitted pursuant to Section 7.2(g), provided that, such restrictions (x) were not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions apply solely to such Person and its Subsidiaries; (iv) restrictions imposed by applicable law; (v) with respect to clauses (b) and (c) above, (A) restrictions pursuant to documentation evidencing Permitted Construction Financing or Mortgage Financing incurred by Subsidiaries that are not Guarantors, and (B) restrictions pursuant to any joint venture agreement solely with respect to the transfer of the assets or Capital Stock of the related Joint Venture; and (vi) any restrictions existing under an agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses (i) through (v), provided that, the terms and conditions of any such agreement, as they relate to any such restrictions are no less favorable to the Borrower and its Subsidiaries, as applicable, than those under the agreement so amended, refinanced or replaced, taken as a whole.

7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement or that are reasonably related thereto.

7.15 Limitation on Activities of the REIT. In the case of the REIT, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party, (iii) obligations with respect to its Capital Stock, (iv) Permitted Limited Recourse Guarantees permitted by Section 7.2(j), and (v) Guarantee Obligations permitted by Section 7.2(k) or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower.

7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates.

7.17 REIT Status. Permit the REIT to fail to meet the requirements for REIT Status.

7.18 Borrower Tax Status. Permit the Borrower to become an association (or publicly traded partnership or taxable mortgage pool) taxable as a corporation for federal tax purposes at any time.

7.19 Borrowing Base Properties. (a) Use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on any Borrowing Base Properties in any manner which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 6.5 commercially unreasonable (including by way of increased premium);

(b) Without the prior written consent of the Administrative Agent, initiate or permit any zoning reclassification of any Borrowing Base Property or seek any variance under existing zoning ordinances applicable to any Borrowing Base Property or use or permit the use of any Borrowing Base Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Requirement of Law, in each case, in a manner that would materially interfere with the use or operation of such Borrowing Base Property;

(c) Without the prior written consent of the Administrative Agent, (i) except as permitted by Section 7.3(f), impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, (ii) execute or file any subdivision plat affecting any Borrowing Base Property or (iii) consent to the annexation of any Borrowing Base Property to any municipality;

(d) Suffer, permit or initiate the joint assessment of any Borrowing Base Property (i) with any other real property constituting a tax lot separate from such Borrowing Base Property, and (ii) which constitutes real property with any portion of such Borrowing Base Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Borrowing Base Property;

(e) Without the prior written consent of the Administrative Agent, permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof;

(f) Without the prior written consent of the Supermajority Lenders, surrender the leasehold estate created by any Acceptable Lease or terminate or cancel any Acceptable Lease or modify, change, supplement, alter, or amend any Acceptable Lease, either orally or in writing, in each case, except as would not cause such Acceptable Lease to fail to qualify as an Acceptable Lease;

(g) Without the prior written consent of the Supermajority Lenders, fail to (i) exercise any option or right to renew or extend the term of any Acceptable Lease in accordance with the terms of such Acceptable Lease (and give prompt written notice thereof to the Administrative Agent) and (ii) execute, acknowledge, deliver and record any document requested by the Administrative Agent to evidence the Lien of the related Mortgage on such extended or renewed lease term, in each case, except as would not cause such Acceptable Lease to fail to qualify as an Acceptable Lease; provided, that, the Loan Parties shall not be required to exercise any particular option or right to renew or extend to the extent the Loan Parties shall have received the prior written consent of the Supermajority Lenders (which consent may be withheld by the Supermajority Lenders in their sole and absolute discretion and which consent shall not be necessary to the extent such failure to exercise such right would not cause such Acceptable Lease to fail to qualify as an Acceptable Lease) allowing the Loan Parties to forego exercising such option or right to renew or extend;

(h) Without the prior written consent of the Supermajority Lenders, waive, excuse, condone or in any way release or discharge any lessor of or from such lessor’s material obligations, covenants and/or conditions under the applicable Acceptable Lease, in each case, except as would not cause such Acceptable Lease to fail to qualify as an Acceptable Lease;

(i) Without the prior written consent of the Supermajority Lenders, notwithstanding anything contained in any Acceptable Lease to the contrary, sublet any portion of any Borrowing Base Property held pursuant to an Acceptable Lease, except as would not cause such Acceptable Lease to fail to qualify as an Acceptable Lease;

(j) Enter into any Contractual Obligations related to any Borrowing Base Property providing for the payment of a management fee (or any other similar fee) to anyone other than a Group Member, unless such fee is subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(k) Without the prior written consent of the Administrative Agent with respect to any Borrowing Base Property, (i) surrender, terminate, cancel, amend or modify any Management Agreement; provided, that the Borrower may, without the Administrative Agent’s consent, replace any Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) surrender, terminate or cancel any Franchise Agreement; provided, that the Borrower may, without the Administrative Agent’s consent, replace any Franchisor so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement; (iii) surrender, terminate or cancel any Operating Lease or enter into any other Operating Lease with respect to such Borrowing Base Property; (iv) reduce or consent to the reduction of the term of any Management Agreement, Franchise Agreement or Operating Lease; (v) increase or consent to the increase of the amount of any fees or other charges under any Management Agreement or Franchise Agreement; (vi) change the amount of any fees or other charges under any Operating Lease; or (vii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement, Franchise Agreement or Operating Lease in any material respect;

(l) Without the prior written consent of the Administrative Agent, with respect to each Borrowing Base Property, fail to cause the obligations of any lessee under any related Operating Lease to be secured by all of the assets of such lessee pursuant to documentation either (i) in form and substance substantially similar to the Leaseco Security Documents delivered to the Administrative Agent on the Closing Date or (ii) otherwise reasonably satisfactory to the Administrative Agent, including, without limitation, any Management Agreement, Franchise Agreement or deposit account or Lockbox Account; provided that, in the alternative, the relevant lessee shall provide a first priority security interest in all of the assets of such lessee in favor of the Administrative Agent for the benefit of the Secured Parties;

(m) Following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement, Franchise Agreement or Operating Lease without the prior written consent of the Administrative Agent, which consent may be granted, conditioned or withheld in the Administrative Agent’s sole discretion; or

(n) Any acquisition of any related lessor’s interest in any Acceptable Lease by any Group Member shall be accomplished by the Group Member in such a manner so as to avoid a merger of the interests of lessor and lessee in such Acceptable Lease, unless consent to such merger is granted by the Administrative Agent.

7.20 Environmental Matters. (a) Cause, commit, permit, or allow to continue (i) any violation of any Environmental Requirement which could reasonably be expected to cause a Material Property Event or have a Material Adverse Effect: (A) by any Group Member or by any Person; and (B) by or with respect to any Borrowing Base Property or any use of or condition or activity on any Real Property, or (ii) the attachment of any environmental Liens on any Borrowing Base Property.

(b) Place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Materials of Environmental Concern or storage tank (or similar vessel) on any Real Property; provided that, any Materials of Environmental Concern or storage tank (or similar vessel) disclosed in the Acceptable Environmental Report or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such Materials of Environmental Concern or storage tanks (or similar vessels) are maintained in compliance with all applicable Environmental Requirements.

7.21 Disclosable Events. (a)(i) Engage, directly or indirectly, in business dealings with any party listed on the Specially Designated Nationals List or other similar lists maintained by OFAC, or in any related Executive Order issued by the President; (ii) conduct, directly or indirectly, business dealings with a party subject to sanctions administered by OFAC; (iii) derive, directly or indirectly, income from business dealings with a party subject to sanctions administered by OFAC; or (iv) use the proceeds of the Loans or any Letter of Credit to conduct any business dealings or transaction, either directly or indirectly, with any party subject to sanctions administered by OFAC.

(b) Derive any of its assets in violation of the anti-money laundering or anti-terrorism laws or regulations of the United States, including but not limited to the USA PATRIOT Act, the Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order of the President.

(c) Fail to comply with applicable anti-bribery and anti-corruption laws and regulations (including the FCPA), including any failure to so comply that may result in the forfeiture of the Collateral or the proceeds of the Loans or a claim of forfeiture of the Collateral or the proceeds of the Loans.

(d) Fail to provide the Administrative Agent and the Lenders with any information regarding any Group Member or any REIT Controlled Affiliate necessary for the Administrative Agent or any of the Lenders to comply with (i) the anti-money laundering laws and regulations, including but not limited to the USA PATRIOT Act, The Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order issued by the President, (ii) all applicable economic sanctions laws and regulations administered by OFAC, and (iii) all applicable anti-corruption and anti-bribery laws and regulations, including the FCPA.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document, in any Borrowing Base Certificate, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1(a) or 6.1(b), clause (i) or (ii) of Section 6.4(a) (with respect to the REIT and the Borrower only), Section 6.7(a), 6.12, 6.13 or Section 7, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1(c) or 6.1(d), and such default shall continue unremedied for a period of 15 days; or (ii) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of which exceeds in the aggregate $5,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single

Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur, any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) (i) one or more judgments or decrees shall be entered against any Group Member involving for the Group Members taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, or (ii) one or more non-monetary judgments shall have been entered against any Group Member have, or could reasonably be expected to have, a Material Adverse Effect, and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order or (y) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Change of Control shall occur; or

(l) a material default (i) shall occur and continue beyond any applicable notice or grace period required by any Management Agreement or Franchise Agreement or (ii) permits the applicable Franchisor or Manager to terminate or cancel any Management Agreement or Franchise Agreement, as applicable; or

(m) a default (i) shall occur and continue beyond any applicable notice or grace period required by any Operating Lease or (ii) permits any Person party to a Operating Lease to terminate or cancel such Operating Lease; or

(n) the Loan Parties shall cease to do business as a hotel at each of the Borrowing Base Properties or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of any individual Borrowing Base Property following a Casualty or Condemnation);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

8.2 Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.1(c), if an Event of Default arising solely as a result of failure to comply with the requirements of Section 7.1(a) occurs at the end of any fiscal quarter, the REIT may issue cash common equity, the proceeds of which shall be used to make a voluntary prepayment of the Loans pursuant to Section 2.9, in an aggregate amount sufficient to cause the Borrower to be in compliance with the financial covenant set forth in Section 7.1(a), provided that, (i) the aggregate proceeds of such issuance shall not exceed the amount sufficient to cure such Event of Default, (ii) such proceeds shall be contributed by the REIT to the Borrower as cash common equity, (iii) no more than one cure shall be permitted during the term of this Agreement and (iv) such prepayment shall be deemed to have been made on the last day of the relevant fiscal quarter requiring such cure. Such prepayment must be made no later than the date that is 15 days after the date on which the relevant Compliance Certificate is required to have been delivered. The Lenders hereby waive any notice required by Section 2.9 in connection with such prepayment.

(b) If on a pro forma basis after giving effect to the prepayment of the Loans pursuant to Section 8.2(a), the Borrower would have been in compliance with the financial covenant set forth in Section 7.1(a) as of the date of the relevant Compliance Certificate, the Event of Default under Section 8.1(c) shall be deemed to have not occurred. During the pendency of any cure right afforded to the Group Members pursuant to Section 8.1(a), (i) the Administrative Agent and the Lenders shall not exercise any remedies described under Section 8.1 or otherwise for failure to satisfy the financial covenant set forth in Section 7.1(a) and (ii) the Borrower shall not be permitted to request any extension of credit pursuant to Section 5.2.

(c) The Borrower shall, immediately following the prepayment of the Loans pursuant to Section 8.2(a), deliver to the Administrative Agent a Compliance Certificate demonstrating to the Administrative Agent’s satisfaction that on a pro forma basis after giving effect to the prepayment of the Loans, the financial covenant set forth in Section 7.1(a) is then complied with.

SECTION 9 THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders, Supermajority Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders, Supermajority Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, the REIT or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders, Supermajority Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan

Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the REIT or the Borrower and without limiting the obligation of the REIT or the Borrower to do so), ratably according to their respective Revolving Credit Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Credit Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11 The Arrangers; the Syndication Agent; the Co-Documentation Agents. None of the Arrangers, the Syndication Agent or the Co-Documentation Agents, in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person incur any liability, under this Agreement and the other Loan Documents.

9.12 No Duty to Disclose. The Administrative Agent, the Syndication Agent, the Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the REIT, the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent nor the Arrangers has any obligation to disclose any of such interests to the REIT, the Borrower, any other Loan Party or any of their respective Affiliates.

9.13 Waiver. To the fullest extent permitted by law, each of the REIT, the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Syndication Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10 MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, restated, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(a) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement (which amendment or modification shall be effective with the consent of the Supermajority Lenders) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (a)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Credit Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(b) amend, modify or waive any provision of this Section or Section 6.18 or reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, increase any percentage specified in clause (iii) of the definition of Borrowing Base, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release the REIT or all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;

(c) amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(d) amend, modify or waive any provision of Section 2.3 or 2.4 without the consent of the Swing Line Lender;

(e) amend, modify or waive any provision of Section 2.16 without the consent of each Lender directly affected thereby;

(f) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby;

(g) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of each Lender directly affected thereby; or

(h) amend, modify or waive (x) the definitions of “Acceptable Lease,” “Additional Borrowing Base Properties,” “Borrowing Base,” “Borrowing Base Properties,” “Borrowing Base Value,” “Capitalization Rate,” “Eligible Borrowing Base Property,” “Maximum Facility Availability” or “Total Asset Value,” (and, with respect to each such definition, the related defined terms used therein, solely to the extent such related defined terms are used in the calculation of the Borrowing Base) or (y) the definitions of “Debt Service Coverage Amount” (and the related defined terms used therein), “Net Operating Income” (and the related defined terms used therein) or any other defined terms (and the related defined terms used therein) used in the financial covenants set forth in Section 7.1, or (z) Section 2.10, 5.3 or 5.4, in each case, without the consent of the Supermajority Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission or electronic communication shall be effective as delivery of a manually executed counterpart thereof.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (i) in the case of the REIT, the Borrower and the Agents, as follows, (ii) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption substantially in the form of Exhibit E, in such Assignment and Assumption or (iii) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The REIT and the Borrower:	Chatham Lodging Trust
Chatham Lodging, L.P.
50 Cocoanut Row
Suite 200
Palm Beach, FL 33480
Attention: Mr. Jeffrey Fisher
Telecopy: (561) 659-7318
Telephone: (561) 802-4477

with a copy to:	Chief Financial Officer
Chatham Lodging Trust
30 Cocoanut Row
Suite 200
Palm Beach, FL 33480

The Administrative Agent:	Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attention: Craig Malloy
Telecopy: (646) 758-4617
Telephone: (212) 526-7150

Issuing Lender:	As notified by such Issuing Lender
to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon any Agent, any Issuing Lender or any Lender shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. Each of the REIT and the Borrower jointly and severally agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Revolving Credit Commitments (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the REIT, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any commitment letter or fee letter in connection therewith, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the REIT, the Borrower or any of their respective Subsidiaries, or any environmental liability related in any way to the Borrower or any of their respective Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the REIT, the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that neither the REIT nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Revolving Credit Commitments. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by each of the REIT and the Borrower pursuant to this Section shall be submitted to Dennis Craven, Chief Financial Officer (Telephone No. (561) 227-1386) (Fax No. (561) 650-0958), at the address of the REIT and the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the REIT or the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the REIT, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 or 2.19 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained by the Arrangers or the Administrative Agent, each in its capacity as a Lender), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Revolving Credit Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.17, 2.18 and 10.5 in respect of the period prior to such effective date); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(b). In the event that Borrower fails to object by written notice within five Business Days after the receipt of a request to approve an assignment pursuant to this Section 10.6(c), the Borrower shall be deemed to have consented to such assignment. Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) shall maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Revolving Credit Commitments, Loans and other Obligations held by it (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such interest in the Revolving Credit Commitments, Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (x) in connection with an assignment by or to the Arrangers, the Administrative Agent or their Control Investment Affiliates or (y) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Credit Commitment upon request, a new Revolving Credit Note to the order of the Assignor in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

(h) No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

(i) No such assignment shall be made to a natural Person.

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Credit Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.]

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Subject to Sections 10.7(c) and (d), in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the REIT or the Borrower, any such notice being expressly waived by the REIT and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the REIT or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the REIT or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of the Borrower or any other Group Member could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Obligations. Each Lender hereby agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of the Borrower or any other Group Member held by such Lender without the prior written approval of the Required Lenders.

(d) In the event that any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the REIT, the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of the REIT and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the REIT or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

For avoidance of doubt, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

10.13 Acknowledgments. Each of the REIT and the Borrower hereby acknowledges that:

(a) it has been advised by and consulted with its own legal, accounting, regulatory and tax advisors (to the extent it deemed appropriate) in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Arrangers, any Agent nor any Lender has any fiduciary relationship with or duty to the REIT or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the REIT and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among the REIT, the Borrower and the Lenders.

10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any incurrence of Indebtedness permitted by Section 7.2, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral to be subject to a Lien permitted by Section 7.3, and to release any guarantee obligations under any Loan Document of the Person incurring such Indebtedness, to the extent necessary to permit the incurrence of such Indebtedness (and the granting of Liens to secure such Indebtedness) in accordance with the Loan Documents, provided that, the Borrower shall deliver to the

Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) containing all information and calculations necessary, and taking into consideration such Indebtedness, for determining pro forma compliance with the provisions of Section 7.1 hereof and the Borrowing Base and (iii) with respect to any Borrowing Base Property, certifying that the conditions set forth for the release of such Borrowing Base Property in Section 5.4 have been satisfied.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any transaction undertaken by the Borrower pursuant to which the removal of certain Collateral is necessary or advisable to facilitate such transaction, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in such Collateral and, if such Collateral is comprised of a Person, to release any guarantee obligations under any Loan Document of such Person, but only to the extent reasonably necessary to facilitate the transaction being undertaken by the Borrower, provided that, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to the removal of such Collateral, no Default or Event of Default shall have occurred and be continuing, (ii) containing all information and calculations necessary, and taking into consideration the removal of such Collateral, for determining pro forma compliance with the provisions of Section 7.1 hereof and the Borrowing Base and (iii) with respect to any Borrowing Base Property, certifying that the conditions set forth for the release of such Borrowing Base Property in Section 5.4 have been satisfied.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Revolving Credit Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC, or a change in the Uniform System of Accounts.

10.17 Waivers of Jury Trial. THE REIT, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 Effect of Amendment and Restatement of the Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. Each Loan Party hereby reaffirms its duties and obligations under each Loan Document to which it is a party. Each reference to the Credit Agreement in any Loan Document shall be deemed to be a reference to the Existing Credit Agreement as amended and restated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHATHAM LODGING TRUST, as the REIT

By:
Name:
Title:

CHATHAM LODGING, L.P., as Borrower

By: Chatham Lodging Trust, its general partner

By:
Name:
Title:

Signature Page to Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent and Lender

By:
Name:
Title:

Signature Page to Amended and Restated Credit Agreement]

[LENDER]

By:
Name:
Title:

Signature Page to Amended and Restated Credit Agreement]

Annex A

Commitments

Lender	Revolving Credit Commitment
Barclays Bank PLC	$	[______________	]
	$	[______________	]
	$	[______________	]
	$	[______________	]
	$	[______________	]

Annex A

Annex B

Qualified Managers

Concord Hospitality

Interstate Hotels

Island Hospitality

Hilton Worldwide

Marriott International

And any Wholly-Owned Subsidiaries of the above management organizations.

Annex B